INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
Page
Consolidated Financial Statements:

Report of Independent Accountants	F-2

Consolidated Balance Sheet at December 31, 2002 and 2001	F-3

Consolidated Statement of Operations for the years ended December 31, 2002, 2001 and 2000	F-4

Consolidated Statement of Stockholders' Equity for the years ended December 31, 2002, 2001 and 2000	F-5

Consolidated Statement of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-6

Notes to Consolidated Financial Statements	F-7 to F-54

Financial statement schedules are omitted for the reason that they are not applicable or the required information is included in the consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
  Board of Directors of
  Alpharma Inc.:

In our opinion, the accompanying consolidated financial statements listed in the index on page F-1 of this Form 10-K present fairly, in all material respects, the consolidated financial position of Alpharma Inc. and Subsidiaries (the "Company") as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
March 21, 2003, except for Note 26
and Note 27, as to which the date is April 3, 2003

ALPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except share data)
	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$23,963	$14,894
Accounts receivable, net	235,305	259,246
Inventories	345,421	331,773
Prepaid expenses and other current assets	66,740	56,608
Total current assets	671,429	662,521

Property, plant and equipment, net	482,700	482,206
Goodwill, net	671,912	746,305
Intangible assets, net	381,067	394,405
Other assets and deferred charges	89,816	104,571

Total assets	$2,296,924	$2,390,008

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$28,592	$25,691
Short-term debt	20,000	4,647
Accounts payable	130,213	171,275
Accrued expenses	166,115	126,113
Accrued and deferred income taxes	30,296	15,429

Total current liabilities	375,216	343,155

Long-term debt:
Senior	471,561	551,173
Senior subordinated notes	200,293	200,000
Convertible subordinated notes,	175,412	279,081
Deferred income taxes	40,281	100,154
Other non-current liabilities	28,933	24,829

Commitments and contingencies (see Note 18)

Stockholders' equity:
Preferred stock, $1 par value, no shares issued	--	---
Class A Common Stock, $.20 par value 39,895,214 and 32,740,289 shares issued	7,978	6,548
Class B Common Stock, $.20 par value 11,872,897 and 11,872,897 shares issued	2,375	2,375
Additional paid-in capital	1,046,802	905,099
Retained earnings (deficit)	(24,342)	83,677
Accumulated other comprehensive loss	(20,170)	(99,140)
Treasury stock, at cost	(7,415)	(6,943)
Total stockholders' equity	1,005,228	891,616
Total liabilities and stockholders' equity	$2,296,924	$2,390,008

See notes to consolidated financial statements.

ALPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Years Ended December 31,
	2002	2001	2000

Total revenue	$1,237,980	$974,990	$900,794

Cost of sales	707,688	593,609	500,033

Gross profit	530,292	381,381	400,761

Selling, general and administrative expenses	332,053	260,282	233,188
Research and development	67,088	48,985	43,276
Asset impairments and other	162,131	10,059	--
Purchased in process research and development	--	37,665	--

Operating income (loss)	(30,980)	24,390	124,297
Interest expense	(71,496)	(45,467)	(45,183)
Other income (expense), net	(60,584)	(17,656)	(3,430)

Income (loss) before income taxes	(163,060)	(38,733)	75,684
Provision (benefit) for income taxes	(64,276)	(819)	20,176

Net income (loss)	$(98,784)	$ (37,914)	$ 55,508

Earnings per common share:
Basic
Net income (loss)	$(1.98)	$ (.93)	$1.59
Diluted
Net income (loss)	$(1.98)	$ (.93)	$1.49

See notes to consolidated financial statements.
ALPHARMA INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (In thousands)	Common Stock	Additional Paid-In Capital	Accumulated Other Compre-hensive Loss	Retained Earnings (Deficit)	Treasury Stock	Total Stockholders Equity

Balance, December 31, 1999	$ 5,978	$297,780	$(34,201)	$80,150	$(6,184)	$343,523

Comprehensive income:
Net income - 2000				55,508		55,508
Currency translation adjustment			(40,862)			(40,862)
Total comprehensive net income						14,646

Dividends declared ($.18 per common share)				(6,526)		(6,526)
Tax benefit realized from stock option plan		6,560				6,560
Purchase of treasury stock					(759)	(759)
Exercise of stock options (Class A) and other	122	14,785				14,907
Proceeds from equity offerings, net (Class A)	1,990	470,832				472,822
Employee stock purchase plan	12	2,702	_______	_______	______	2,714

Balance, December 31, 2000	$8,102	$792,659	$(75,063)	$129,132	$(6,943)	$847,887

Comprehensive income:
Net loss - 2001				(37,914)		(37,914)
Currency translation adjustment			(24,077)			(24,077)
Total comprehensive net loss						(61,991)

Dividends declared ($.18 per common share)				(7,541)		(7,541)
Tax benefit realized from stock option plan		478				478
Noncash conversion of 05 Notes, net	297	39,827				40,124
Noncash conversion of Industrier Note, net	475	66,639				67,114
Exercise of stock options (Class A) and other	25	2,183				2,208
Employee stock purchase plan	24	3,313	--	--	--	3,337

Balance, December 31, 2001	$8,923	$905,099	$(99,140)	$83,677	$(6,943)	$891,616

Comprehensive income:
Net loss - 2002				(98,784)		(98,784)
Currency translation adjustment			84,034			84,034
Minimum Pension Liability, net			(1,797)			(1,797)
Unrealized losses on derivative contracts, net			(3,267)			(3,267)
Total comprehensive net loss						(19,814)

Dividends declared ($.18 per common share)				(9,235)		(9,235)
Noncash conversion of 05 Notes, net	653	68,501				69,154
Noncash conversion of 06 Note, net	687	66,309				66,996
Exercise of stock options (Class A) and other	35	3,172			(472)	2,735
Employee stock purchase plan	55	3,721	--	--	--	3,776

Balance, December 31, 2002	$10,353	$1,046,802	$(20,170)	$(24,342)	$(7,415)	$1,005,228

See notes to consolidated financial statements.

ALPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
	Years Ended December 31,
	2002	2001	2000
Operating activities:
Net income (loss)	$(98,784)	$(37,914)	$55,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,259	77,611	64,836
Purchased in-process research and development	--	37,665	---
Deferred income taxes	(47,589)	3,400	(4,507)
Other noncash items	200,369	37,860	12,630
Change in assets and liabilities, net of effects from business acquisitions:
(Increase) decrease in accounts receivable	27,308	26,642	(75,292)
(Increase) in inventory	(949)	(41,620)	(50,965)
(Increase) decrease in prepaid expenses and other current assets	(10,590)	(943)	(7,909)
Increase in accounts payable, accrued expenses and accrued income taxes	2,538	22,561	31,544
Other, net	1,638	(5,878)	7,279
Net cash provided by operating activities	162,200	119,384	33,124

Investing activities:
Capital expenditures	(74,390)	(85,247)	(72,088)
Purchase of businesses and intangibles, net of cash acquired	(7,313)	(687,889)	(274,135)
Other loans, net	--	------	(1,500)
Net cash used in investing activities	(81,703)	(773,136)	(347,723)

Financing activities:
Net advances (repayments) under lines of credit	15,325	4,690	(3,883)
Proceeds of senior long-term debt	31,000	784,117	128,000
Reduction of senior long-term debt	(117,367)	(358,074)	(236,629)
Dividends paid	(9,235)	(7,541)	(6,526)
Proceeds from sales of subordinated notes	--	200,000	----
Payment for debt issuance costs	580	(31,610)	(747)
Proceeds from equity offerings, net	--	---	472,822
Proceeds from employee stock option and stock purchase plan and other	6,720	5,545	16,807
Net cash provided by financing activities	(72,977)	597,127	369,844

Net cash flows from exchange rate changes	1,549	(1,412)	31

Increase (decrease) in cash and cash equivalents	9,069	(58,037)	55,276
Cash and cash equivalents at beginning of year	14,894	72,931	17,655
Cash and cash equivalents at end of year	$23,963	$14,894	$72,931

See notes to consolidated financial statements.

ALPHARMA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share data)

1.    The Company:

     Alpharma Inc. and Subsidiaries, (the "Company") is a global pharmaceutical company which develops, manufactures and markets specialty generic and proprietary human pharmaceutical and animal pharmaceutical products.

     In 1994, the Company acquired the pharmaceutical, animal health, bulk antibiotic and aquatic animal health business ("Alpharma Oslo") of A.L. Industrier A.S ("A.L. Industrier"), the beneficial owner of 100% of the outstanding shares of the Company's Class B Stock. The Class B stock represents 23.1% of the total outstanding common stock as of December 31, 2002. A.L. Industrier, a Norwegian company, is able to control the Company through its ability to elect more than a majority of the Board of Directors and to cast a majority of the votes in any non-class vote of the Company's stockholders. (See Note 20.)

     The Company's businesses are organized in four reportable segments as follows:

International Generics ("IG")
Active Pharmaceutical Ingredients ("API")
U.S. Human Pharmaceuticals ("USHP")
Animal Health ("AH")

     IG and API are part of Human Pharmaceuticals International ("HPI") which has a single management team and infastructure and is responsible for both segments.

     IG's principal products are dosage form pharmaceuticals sold primarily in Scandinavia, the United Kingdom and western Europe as well as Indonesia, China and certain middle eastern countries.

     The API's principal products are bulk pharmaceutical antibiotics sold to the pharmaceutical industry in the U.S. and worldwide for use as active substances in a number of finished pharmaceuticals.

     USHP's principal products are generic liquid and topical pharmaceuticals and solid dose oral pharmaceuticals both generic and branded. USHP sells primarily to wholesalers, distributors, and merchandising chains.

     The Animal Health business includes the Animal Health Products and the Aquatic Animal Health Products. Animal Health's principal products are feed additive and other animal health products for animals raised for commercial food production (principally poultry, cattle and swine) in the U.S. and worldwide. Aquatic Animal Health manufactures and markets vaccines primarily for use in immunizing farmed fish (principally salmon) worldwide with a concentration in Norway. (See Note 24 for segment and geographic information.)

2.   Summary of Significant Accounting Policies:

Principles of consolidation:

     The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. The effects of all significant intercompany transactions have been eliminated. Certain amounts have been reclassified to conform with current year presentations.

Use of estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. The estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents:

     Cash equivalents include all highly liquid investments that have an original maturity of three months or less.

Inventories:

     Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis for most inventories, with certain U.S. Human Pharmaceutical inventory values on a last-in, first-out basis. The determination of market value to compare to cost involves assessment of numerous factors, including costs to dispose of inventory and estimated selling prices. Reserves are recorded for inventory determined to be damaged, obsolete, or otherwise unsaleable.

     The Company also purchases raw materials, and manufactures finished goods, for certain products prior to the product receiving regulatory approval or during a period when the product is subject to litigation. The Company reviews these inventories on a case-by-case basis, and records a write-down of the inventory if it becomes probable that regulatory approval will not be obtained, litigation will be resolved unfavorably, or the inventory's cost will not be recoverable based on other factors. See Note 18 for additional information.

Property, plant and equipment:

     Property, plant and equipment are recorded at cost. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to income as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts, with any gain or loss included in net income.

     Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon a market quote, if available, or is based on valuation techniques.

     Interest is capitalized as part of the acquisition cost of major construction and software development projects. In 2002, 2001 and 2000, $1,904, $2,232, and $1,265 of interest costs were capitalized, respectively.

     Depreciation is computed by the straight-line method over the estimated useful lives which are generally as follows:
Buildings	30-40 years
Building improvements	10-30 years
Machinery and equipment	2-20 years

Goodwill and Intangible Assets:

     On January 1, 2002 the Company adopted Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets." SFAS 142 applies to all goodwill and intangibles acquired in a business combination. Under SFAS 142, all goodwill and certain intangibles determined to have indefinite lives, acquired before initial application of the standard, will not be amortized but will be tested for impairment within six months of adoption of the statement, and at least annually thereafter. Intangible assets other than goodwill will be amortized over their useful lives, generally 5-20 years, and reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 12 for additional detail relating to the Company's goodwill and other intangible assets.

Foreign currency translation and transactions:

     The assets and liabilities of the Company's foreign subsidiaries are translated from their respective functional currencies into U.S. Dollars at rates in effect at the balance sheet date. Results of operations are translated using average rates in effect during the year. Foreign currency transaction gains and losses are included in income. Foreign currency translation adjustments are included in accumulated other comprehensive income (loss) as a separate component of stockholders' equity. The foreign currency translation adjustment for 2002, 2001 and 2000 is net of $(1,910), $318 and $1,187, respectively, representing the foreign tax effects associated with long-term intercompany advances to foreign subsidiaries.

Derivative Instruments:

     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and its corresponding amendments under SFAS No. 138, (referred to hereafter as "SFAS 133"), on January 1, 2001. Under the provisions of SFAS 133, all derivatives are recognized on the balance sheet at their fair value. Changes in fair value are recognized periodically in earnings or stockholders' equity, depending on the intended use of the derivative and whether the derivative is classified as a hedging instrument. Changes in fair value of the derivative instrument not designated as hedging instruments are recognized in earnings in the current period.

     The Company formally documents all relationships between hedging instruments and hedged items as well as the risk management objectives and strategies for undertaking various hedging relationships. All cash flow hedges are linked directly to specific transactions and the Company assesses effectiveness at inception and on a quarterly basis. When it is determined that a derivative instrument is not highly effective or the transaction is no longer deemed probable of occurring, the Company discontinues hedge accounting.

     The Company's derivative instruments, which are entered into on a limited basis, consist principally of foreign currency forward contracts and interest rate swaps. These instruments are entered into in order to manage exposures to changes in foreign currency exchange rates and interest rates. The Company carries its derivative instruments at its fair value on the balance sheet, recognizing changes in the fair value of foreign currency forwards in current period earnings and changes in the fair value of interest rate swaps, which are classified as cash flow hedges, in stockholders' equity.

     The Company selectively enters into foreign exchange contracts to buy and sell certain cash flows in non-functional currencies and to hedge certain firm commitments due in foreign currencies. Foreign exchange contracts, other than hedges of firm commitments, are accounted for as foreign currency transactions and gains or losses are included in income. Gains and losses related to hedges of firm commitments are deferred and included in the basis of the transaction when it is completed.

Revenue Recognition:

     Revenues are recognized when title to products and risk of loss are transferred to customers. Additional conditions for recognition of revenue are that collection of sales proceeds is reasonably assured and the Company has no further performance obligations.

     In the Company's U.S. Human Pharmaceutical business, and to a lesser extent in Human Pharmaceuticals - International, sales to certain customers require that the Company remit discounts to either customers or governmental authorities in the form of rebates, chargebacks, or other managed-care reserves. Additionally, sales are generally made with a limited right of return under certain conditions. The Company estimates these rebates, chargebacks, managed care reserves and estimated returns at the time of sale based on the terms of agreements with customers and historical experience. The Company continually monitors the adequacy of procedures used to estimate these reductions by comparison of estimated reductions to actual reductions.

Income taxes:

     The provision for income taxes includes federal, state and foreign income taxes currently payable and those deferred because of temporary differences in the basis of assets and liabilities between amounts recorded for financial statement and tax purposes. Deferred taxes are calculated using the liability method.

     At December 31, 2002, the Company's share of the undistributed earnings of its foreign subsidiaries, (excluding cumulative foreign currency translation adjustments), was approximately $148,000. No provisions are made for U.S. income taxes that would be payable upon the distribution of earnings which have been reinvested abroad or are expected to be returned in tax-free distributions. It is the Company's policy to provide for U.S. taxes payable with respect to earnings which the Company plans to repatriate.

Accounting for stock-based compensation:

     At December 31, 2002, the Company has stock-based employee compensation plans, which are described more fully in Note 22. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.
	Years Ended December 31,
	2002	2001	2000

Net (loss) income, as reported	$(98,784)	$(37,914)	$55,508
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	6,335	4,876	4,418

Pro forma net (loss) income	$(105,119)	$(42,790)	$51,090

(Loss) earnings per share:
Basic-as reported	$(1.98)	$(.93)	$1.59
Basic-pro forma	$(2.11)	$(1.05)	$1.46

Diluted-as reported	$(1.98)	$(.93)	$1.49
Diluted-pro forma	$(2.11)	$(1.05)	$1.39

Comprehensive loss:

     SFAS 130, "Reporting Comprehensive Income", requires foreign currency translation adjustments and certain other items, which were reported separately in stockholders' equity, to be included in other comprehensive income (loss). Included within accumulated other comprehensive loss for the Company are foreign currency translation adjustments, changes in the fair value of interest rate swaps designated as cash flow hedges, net of related tax benefit of $2,079, and changes in the minimum pension liability, net of related tax benefit of $1,124. Total comprehensive income (loss) for the years ended 2002, 2001 and 2000 is included in the Statement of Stockholders' Equity.

     The components of accumulated other comprehensive (loss) includes:
	Years Ended December 31,
	2002	2001	2000

Cumulative translation adjustment	$(15,106)	$(99,140)	$(75,063)
Minimum pension liability, net	(1,797)	--	--
Unrealized losses on derivative contracts, net	(3,267)	--	--
	$(20,710)	$(99,140)	$(75,063)

Segment information:

     SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" requires segment information to be prepared using the "management" approach. The management approach is based on the method that management organizes the segments within the Company for making operating decisions and assessing performance. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

Shipping Costs

     The Company accounts for shipping costs in selling, general and administrative expenses for purposes of classification within the Consolidated Statement of Operations. These costs were approximately $20,000, $19,000, and $14,000 for the three years ended December 31, 2002, 2001 and 2000.

Software and Development Costs

     In 2002, 2001 and 2000, the Company capitalized purchased software from a third party vendor and software development costs incurred under the provisions of SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". Capitalized costs include only (1) external direct costs of materials and services incurred in developing or obtaining internal use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote substantial time to the internal-use software project, and (3) interest costs incurred, while developing internal-use software. Amortization began in April 2002 as portions of the project were completed, were ready for their intended purpose and were placed in service.

     Research and development costs, business process re-engineering costs, training and computer software maintenance costs are expensed as incurred. Software development costs are being amortized using the straight-line method over the expected life of the product which is estimated to be five to seven years depending on when it is placed in service.

     Capitalized software costs to date through December 31, 2002 and 2001 amounted to approximately $43,805 and $39,197, respectively and are included in other assets. Amortization began in 2002, and was $3,643 for the year ended December 31. All significant software modules are expected to be completed and ready for their intended purpose during 2003.

Recent Accounting Pronouncements

     In July, 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company has determined the effects on its financial statements resulting from adoption will not be material.

     During August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", which provides guidance on the accounting for the impairment or disposal of long-lived assets. For long-lived assets to be held and used, the new rules continue previous guidance to recognize impairment when the undiscounted cash flows will not recover its carrying amount. The impairment to be recognized will continue to be measured as the difference between the carrying amount and fair value of the asset. The computation of fair value now removes goodwill from consideration and incorporates a probability-weighted cash flow estimation approach. The previous guidance provided in SFAS 121 is to be applied to assets to be disposed of by sale. Long-lived assets to be disposed by other than sale will now recognize impairment at the date of disposal, but will be considered assets to be held and used until that time. The Company adopted SFAS 144 as of January 1, 2002.

     In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3, and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This Statement also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Any charges associated with future restructuring programs will be recorded in accordance with SFAS 146. This will spread the recognition of the restructuring expenses over a number of accounting periods as compared to EITF 94-3.

     On December 31, 2002, the Financial Accounting Standards Board issued FASB Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". Statement 148 amends FASB Statement 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition to Statement 123's fair value method of accounting for stock-based employee compensation. Statement 148 also amends the disclosure provisions of statement 123 and APB Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend Statement 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of Statement 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of Statement 123 or the intrinsic value method of Opinion 25. Statement 148's amendment of the transition and annual disclosure requirements of Statement 123 are effective for fiscal years ending after December 15, 2002. The Company has adopted the disclosure provisions of FAS 148 as of December 31, 2002, and will continue to use the intrinsic value method of APB 25.

     In November 2002, FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 21, 2002. The required disclosures are effective for financial statements of interim or annual periods ending after December 15, 2002.

     In January 2003, FIN No. 46, "Consolidation of Variable Interest Entities" was issued. The interpretation provides guidance on consolidating variable interest entities and applies immediately to variable interests created after January 31, 2003. The guidelines of the interpretation will become applicable for the Company in its third quarter 2003 financial statements for variable interest entities created before February 1, 2003. The interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack certain specified characteristics. The Company has reviewed FIN No. 46 to determine its impact, if any, on future periods, and does not anticipate any material accounting or disclosure requirement under the provisions of the interpretation.

     In January 2003, the Emerging Issues Task Force (EITF) released EITF 00-21: "Accounting for Revenue Arrangements with Multiple Deliverables". EITF 00-21 clarifies the timing and recognition of revenue from certain transactions that include the delivery and performance of multiple products or services. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently reviewing the impact of this EITF.

3.Liquidity and Capital Resources:

        In the fourth quarter of 2001 the Company completed the acquisition of the Faulding Oral Pharmaceuticals Business ("OPB") (See Notes 4 and 13) and entered into a $900,000 credit facility ("2001 Credit Facility") to finance the acquisition and replace its previous credit agreement. The 2001 Credit Facility includes covenants that require it to maintain specified financial ratios and satisfy financial conditions consisting of a maximum total leverage ratio test, a maximum senior leverage ratio test, a minimum fixed charge coverage ratio test, a minimum interest coverage ratio test and a minimum net worth test. The calculation of EBITDA, as defined in the credit facility, on a rolling four quarter basis is important to many of these tests. Certain of these covenants became more restrictive as of December 31, 2002 and will become more restrictive for each year thereafter through 2004. The Company is in compliance with these covenants as of December 31, 2002.

        Continued compliance with these financial covenants in 2003 is dependent on the Company's EBITDA as defined by the credit agreement, and therefore the Company's ability to generate increasing amounts of operating income, or on the Company's ability to reduce the amount of its outstanding debt. The Company undertook certain actions in the fourth quarter of 2001 and in 2002 to reduce the amount of its outstanding debt as part of an overall de-leveraging plan. The de-leveraging plan includes expense, capital spending and working capital controls and possible sale of assets. Under this plan, the Company in December 2001 prepaid term debt of $65,000 and exchanged common shares for $34,100 of convertible subordinated debt. In 2002, the Company prepaid $85,000 of term debt and exchanged common shares for approximately $110,000 of convertible subordinated debt. Additionally, in December 2002, the Company amended the 2001 Credit Facility which included covenant relief for certain fourth quarter charges and reduced the revolving line of credit by $150,000. On an overall basis, senior debt and total debt at December 31, 2002 were $520,153 and $895,858, respectively, compared to $581,511 and $1,060,592, respectively, at December 31, 2001.

        Based on the above actions, combined with operating profit and cash flow currently forecasted for 2003, the Company fully expects to comply with these covenants throughout 2003. During 2002, the FDA conducted reviews of the Company's Baltimore and Elizabeth manufacturing facilities. In connection with these reviews, the Company was issued several comments included in Form 483's. As a result, the Company has responded to the FDA and is implementing an extensive remediation plan expected to be completed by mid-2004 and cost approximately $38,000. The total cost and timing of the remediation plan may change based upon the FDA responses. Furthermore, additional assessments performed by the Company pursuant to either or both of the plans or in response to FDA comments may lead to either additional expense, additional capital expenditure for plant improvements, product recalls or revenue reduction related to further decreases in production levels. The Company's 2003 operating profit forecast assumes corrective actions and production levels at the two USHP plants consistent with its responses to the FDA. Significant deviation from the Company's remediation plan could significantly impact the Company's ability to comply with the 2003 covenants. The Company believes it has the ability to further reduce operating or capital expenditures and sufficient sources of funds such that debt could be further reduced if additional actions become necessary to comply with the covenants. The Company continues to review options, including price increases, asset sales and organizational and business structure changes to reduce its cost base and improve profitability and cash flow. Certain of these actions may require the consent of the parties to the credit facility.

4.   Business and Product Line Acquisitions

     The following acquisitions were accounted for under the purchase method and the accompanying financial statements reflect the fair values of the assets acquired and liabilities assumed and the results of operations from their respective acquisition dates:

Faulding Acquisition

     On July 12, 2001, the Company entered into a definitive agreement to acquire the generic and proprietary oral solid dose pharmaceuticals business ("OPB acquisition") in the U.S. and China of F.H. Faulding & Co. Limited from Mayne Nickless Limited for total consideration of $660,000 in cash (approximately $669,800 including direct acquisition related costs). On October 2, 2001, Mayne closed its tender offer for Faulding's shares after having accepted the tender of more than 90% of Faulding's shares. On October 5, 2001, Alpharma gained operational and economic control of OPB subject to certain limitations. On December 12, 2001 Mayne acquired 100% of Faulding's shares and transferred the OPB to the Company in accordance with the acquisition agreement.

     The acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations". The fair value of the assets acquired and liabilities assumed and the results of OPB operations are included in the Company's consolidated financial statements beginning on the date of acquisition, December 12, 2001.

     The acquisition of the Oral Pharmaceuticals Business includes the operations of Purepac Pharmaceuticals and Faulding Laboratories in the United States and Foshan Faulding Pharmaceutical China. The Oral Pharmaceuticals Business includes research, development, manufacturing, sales and marketing of generic and proprietary oral solid dose pharmaceuticals in the United States and China. In the fiscal year ending June 30, 2001, the OPB had net sales of $205,200 (unaudited) comprised of US net sales of $190,700 (unaudited) and China net sales of $14,500 (unaudited).

     The transaction generated significant charges for in-process research and development ("IPR&D"), the write-up and subsequent write-off of purchased inventory, financing costs specific to the transaction and integration costs incurred in combining OPB in the United States with the U.S. Pharmaceutical Division ("USPD") to form U.S. Human Pharmaceuticals ("USHP"). IPR&D was valued based on estimated future cash flows for 22 individual products under development, adjusted for charges for core technology and use of existing assets. Cash flows were discounted at a rate of 15.4% and a risk adjustment factor was subsequently applied to each project based on probability of realization of the cash flows. Cash inflows from individual projects are expected to commence during the period ranging from mid-2002 to 2005, depending on the project. The estimated future cash flows are based on assumptions consistent with the OPB's historical performance. The charges can be summarized as follows:
	December 31,
Description	2002	2001	Caption

Inventory write-up (related to sales of acquired inventory)	$5,357	$1,751	Cost of sales

IPR&D	--	37,665	Purchased in-process research and development

Severance of USPD employees	--	4,829	Asset impairments and other

Amortization of bridge financing expenses	--	3,271	Other, net

Charges and expenses related to the acquisition	$ 5,357	$47,516
Tax benefit	(2,062)	(3,842)
Net charge	$ 3,295	$43,674
Loss per share	$ (.07)	$(1.07)

     During 2002, the Company adjusted the preliminary purchase price allocation for changes in account balances resulting from the final valuation, adjustments to the opening balance sheet and certain reclassifications. The most significant changes resulted in a reclassification of approximately $25,500 from goodwill to intangible assets related to the valuation of certain product rights, and a reduction of goodwill and deferred tax liabilities of approximately $26,000 as amortization of certain identified intangibles were determined to be deductible for tax purposes.

     The purchase price was allocated based on a final valuation in the following manner:

Faulding Combined as of December 12, 2001
Amounts Allocated
Cash	$5,759
Accounts receivable, net	37,898
Inventory	59,809
Prepaid expenses	24,456
Current assets	127,922
Property plant and equipment, net	106,724
Intangible assets, amortizable over 10 - 15 years	186,277
Goodwill - existing	----
Goodwill -residual	353,379
In-process research and development	37,665
Other assets	1,255
Total assets	$813,222

Accounts payable and accrued expenses	84,484
Accrued and deferred income taxes	13,462
Current liabilities	97,946
Deferred income taxes	42,450
Other non-current liabilities	3,023
Total liabilities	$143,419

Total cash consideration	$669,803

Roche MFA and Bridge Financing:

     On May 2, 2000, Alpharma announced the completion of the acquisition of the Medicated Feed Additive Business of Roche Ltd. ("MFA") for a cash payment of approximately $258,000 and issuance of a $30,000 promissory note to Roche. The Note was paid in full in December 2000. In addition, certain international inventories were purchased from Roche during a transition period of approximately three months.

     The MFA business had 1999 sales of $213,000 and consists of products used in the livestock and poultry industries for preventing and treating diseases in animals.

     The acquisition included inventories, five manufacturing and formulation sites in the United States, global product registrations, licenses, trademarks and associated intellectual property. Approximately 200 employees, primarily in manufacturing and sales and marketing, were included in the acquisition. The Company is amortizing the acquired intangibles over 20 years using the straight-line method.

     The Company financed the $258,000 cash payment under a $225,000 Bridge Financing Agreement ("Bridge Financing") with the balance of the financing being provided under its then current $300,000 credit facility ("1999 Credit Facility"). The Bridge Financing was arranged by Union Bank of Norway, First Union National Bank, and a group of other banks and was fully repaid on June 29, 2000.

     Under the Bridge Financing the Company paid a 1% fee for the banks commitment and in connection with drawing the funds. Interest was payable at Libor plus 2.75%. In addition, because of the size of the acquisition, other possible acquisitions, and the existing restrictive covenants under the 1999 Credit Facility, the Company engaged and incurred fees to investment bankers to advise on alternatives and strategies to finance the Roche acquisition. All fees relating to the Bridge Financing were expensed in the second quarter of 2000.

     The impact on cost of sales of the write-up of inventory to net realizable value pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations", was reflected in cost of sales, as acquired manufactured inventory was sold during the second quarter of 2000. In addition, certain employees of AHD were severed as a result of the acquisition and resulted in severance expense in the second quarter of 2000.

     The charges related to the acquisition and financing of MFA included in the second quarter of 2000 are summarized as follows:
Inventory write-up	$1,000	(Included in cost of sales)
Severance of existing AHD employees	400	(Included in selling, general and administrative expenses)

Bridge financing and advisory costs	4,730	(Included in other, net)
	6,130
Tax benefit	(2,104)
	$4,026	$.09 per share-diluted

Pro forma Information:

     The following unaudited pro forma information on results of operations assumes the purchase of the OPB and Roche MFA as if the companies had combined at the beginning of each period presented:

	Pro forma*
	Year Ended December 31,
	2001	2000

Revenue	$1,183,300	$1,139,900
Net income (loss)	$(63,900)	$21,200
Basic EPS	$(1.56)	$0.60
Diluted EPS	$(1.56)	$0.60

*   Includes actual after-tax charges related to the OPB acquisition ($43,674) in 2001 and the MFA acquisition ($4,026) in 2000.

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of acquired intangibles and goodwill and an increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred at the beginning of each respective period, or of future results of operations of the consolidated entities.

5.     Impairments, Reorganization, Refocus and other Actions:

2001 Actions

In 2001, the Company incurred severance costs of approximately $10,059 in connection with the following three actions:

•    The Company incurred charges as a result of management actions intended to improve future operations. The IG and API combined to form HPI and incurred charges of approximately $4,300 primarily for severance of 79 employees. All employees were severed by June 30, 2002.

•    As indicated in Note 4, as part of the combination of USPD and OPB - US, severance charges of approximately $4,800 were expensed for 39 USPD employees. In addition, severance accruals of approximately $1,700 for 19 OPB - US employees were included in the purchase price allocation. All employees were severed by June 30, 2002.

•    AH changed three senior managers in the fourth quarter of 2001 and severance of approximately $1,100 was incurred.

     In addition, new AH management in its review of current projects decided to discontinue support of the optibreed project and incurred charges of approximately $11,200 to reflect the write-down of optibreed inventory and the equity investment in the company which manufactured optibreed inventory.

     In early 2002, the Company became aware of process deficiencies, which occurred in 2001 for two products sold by USHP. One of these products was manufactured by a contract manufacturer. Based on the nature of the deficiencies, the Company determined that a voluntary recall of these products from its direct customers was required. Accordingly, at December 31, 2001, the Company recorded a charge of approximately $10,700 for these recalls, consisting primarily of inventory write-offs for unsaleable product and estimated disposal costs.

2002 Actions

The Company incurred several impairments and other charges related to actions in connection with management's reorganization and refocus to improve future operations. A summary of these charges recorded during 2002 is as follows:

	Severance	Intangible Asset Impairments	Fixed Assets Write offs	Exit and Facility Closure Costs	Subtotal	Write-down of Inventory (*)	Total

Southern Cross and Reporcin	$ --	$17,023	$16,353	$2,342	$35,718	$1,382	$37,100

AH Goodwill	--	66,011	--	--	66,011	--	66,011

IG Intangibles	--	13,487	--	--	13,487	--	13,487

AH Facility Closures	--	--	25,066	15,078	40,144	5,048	45,192

Headcount Reductions	6,771	--	--	--	6,771	--	6,771

Total	$6,771	$96,521	$41,419	$17,420	$162,131	$6,430*	$168,561

* Recorded in cost of sales in the Statement of Operations.

Head Count Reductions

In 2002 the Company incurred additional severance related to reorganizations in the first and fourth quarters. These charges were incurred to improve future operations and represented approximately 139 employees. Severance was incurred by segment as follows:

Severance charges:
AH	$3,852
HPI	1,694
Corporate	1,225
$6,771

Animal Health

AH incurred charges in connection with changes in response to and in anticipation of major challenges in the marketplace and in the way the business will be managed in the future. The AH business, which is in low or no growth competitive markets, will be repositioned to enhance working capital management and cash flow.

Southern Cross and Reporcin (AH)

     In September 1999, AH acquired the business of Southern Cross Biotech, Pty. Ltd. ("Southern Cross") and the exclusive worldwide license for Reporcin, a product which is used to aid in the production of leaner pork meat.

     Under the terms of the license agreement, additional payments are required as regulatory approvals for the product are obtained in certain markets. The Company also was required to complete an FDA approved production facility for Reporcin to complement the acquired Reporcin manufacturing facility. To meet that requirement, the Company purchased a biopharmaceutical production facility in Terre Haute, Indiana in June 2000 and began to prepare the facility for production of Reporcin. In early 2002, the Company commissioned an independent study to re-evaluate the market potential of Reporcin in the U.S. market. At the same time the Company halted the work to prepare the Terre Haute facility for Reporcin production.

     In August 2002 the Company received the results of the independent study on the market viability in the U.S. for Reporcin. The study identified a number of business risks that translated into slower market penetration and lower cash flows than previously forecasted. As a result of the revised expected value of the Reporcin in the U.S., the Company has decided to sell the Terre Haute facility and wrote-down the facility to its estimated fair value. As a result, the Company incurred an impairment charge related to the building and fixed assets of $16,353 and accrued for certain exit and shut-down costs in the amount of $2,342.

     The study also caused the Company to reassess the forecasts of future sales of Reporcin in markets where the Company has regulatory approval. The current intangible and prepaid royalty balances totaling approximately $21,800 for these markets were compared by market to the undiscounted cash flows. Since impairment was indicated, discounted cash flows were prepared and an impairment charge of $17,023 was recorded. The Company also has re-evaluated the carrying value of the Reporcin manufacturing facility and inventory on hand and wrote-down the inventory to the lower of cost or market, thereby incurring a charge of $1,382.

     The Company intends to investigate alternative methods to service the U.S. market and will continue to market Reporcin in markets where registrations have been received.

Impairment - AH Goodwill

     As part of the required annual 2002 impairment test, the entire goodwill of Animal Health was written-off resulting in a charge of $66,011. (See Note 12.) New competitive entrants combined with significant price pressure resulted in lower forecasted cash flows. The former strategy of growth through new products, technologies and international market expansion was changed to a strategy to maximize cash generation.

AH Facility Closures

In connection with the Company's repositioning and cash generation strategy, in December 2002, the Company announced the closing of four Animal Health facilities, certain asset write-downs and work force reductions. The facility closings included plants in Missouri, Arkansas, Australia and a research center in New Jersey which resulted in write-downs and exit costs of $45,192 (consisting of $40,144 of asset impairments and $5,048 of cost of sales).

HPI

Impairment - IG Intangible Assets

     In the fourth quarter 2002, all significant intangible assets were tested for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets". Due to a increased competitive influence in these marketplaces and continued government regulation, the Company determined intangible assets for specific products for the German and French markets needed to be tested and were determined to be impaired. Impairment charges totaling $13,487 were recorded in the fourth quarter based on results of a probability weighted cash flow assessment or independent market valuation.

A summary of current liabilities set up for 2001 and 2002 severance and 2002 closure and exit costs is as follows:

	Severance 2001	Severance 2002	Other Closure and Exit Costs 2002

Balance, January 1,	$ --	$10,783	$ --
Charges	10,059	6,771	17,420
Established in purchase accounting	1,700	--	--
	11,759	17,554	17,420

Payments	(976)	(9,454)	--

Translation adjustments	--	334	--

Balance December 31,	$10,783	$8,434	$17,420

The Company expects to settle these liabilities over the next fiscal year.

6.    Elyzol Dental Gel ("EDG") Product Sale and Related Agreements:

     In July 2000, the Company's Danish subsidiary sold the patents, trademarks, marketing authorizations, and inventory related to the Elyzol Dental Gel ("EDG") product for cash proceeds of approximately $8,250. Concurrently with this sale, and due to the specialized nature of the manufacturing process for EDG, the Company entered into a Toll Manufacturing Agreement with the purchaser under which the Company will continue to manufacture EDG for the purchaser for a four year period. The Company is reimbursed for direct manufacturing costs plus an agreed upon amount for overhead and a variable manufacturing profit which declines as production volumes increase.

     As the relative fair value of the assets sold and the Company's toll manufacturing obligation cannot be reliably estimated, the Company deferred, as of July 2000, the entire excess of the cash proceeds over the carrying amount of the assets sold and expenses associated with the sale. The deferral initially amounted to approximately $7,800 and is being amortized over the four year term of the Toll Manufacturing agreement on a straight-line basis, which management believes will approximate amortization using the units of production method. Income from the Transition Service Agreement and the contractual profit under the Toll Manufacturing Agreement are being recognized as services are provided or goods are sold to the purchaser.

     Approximately $1,900, $1,900 and $1,000 of the deferral was recognized as income in the years ended December 31, 2002, 2001 and 2000, respectively. The remaining balance of approximately $2,900 has been deferred; $1,950 is included in accrued expenses and $950 is classified as other non-current liabilities.

7.     Strategic Alliances:

Ascent Agreements and Option

     In 1999, the Company entered into loan and other agreements with Ascent Pediatrics, Inc. ("Ascent") under which the Company ultimately provided $12,000 in loans due in 2005. In December 2000, the Company acquired a product line from Ascent in exchange for the cancellation of the $12,000 in outstanding loans and the termination of the existing financing and option agreements. In addition, the Company agreed to make a new fully collateralized short-term loan to Ascent of up to $6,250. During 2001, the Company loaned $6,250 and was fully repaid when Ascent was acquired by another company.

8.     Earnings Per Share:

     Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share reflect the dilutive effect of stock options, warrants and convertible debt when appropriate.

     A reconciliation of weighted average shares outstanding for basic to diluted weighted average shares outstanding used in the calculation of EPS is as follows:

(Shares in thousands)	For the years ended December 31,
	2002	2001	2000
Average shares outstanding-basic	49,814	40,880	35,000
Stock options	--	--	440
Convertible notes	--	--	12,039
Average shares outstanding-diluted	49,814	40,880	47,479

     The amount of dilution attributable to the stock options determined by the treasury stock method depends on the average market price of the Company's common stock for the year ended December 31, 2000. For the year ended December 31, 2000, stock options to purchase 150,000 shares were not included because the option price was greater than the average price. Stock options had an anti-dilutive effect in 2002 and 2001 and therefore stock options to purchase 4,370,943 and 2,506,058 shares, respectively, were not included in the diluted EPS calculation.

     The following table summarizes stock options not included in the computation of diluted EPS:
(Shares in thousands)	Twelve Months Ended
	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2000

Excluded due to option price greater than market price	2,275	1,730	150

Excluded due to antidilution	2,096	776	--

     The 05 Notes issued in March 1998, convertible into 1,196,310 shares at December 31, 2002, 3,175,904 shares at December 31, 2001 and 6,744,481 shares at December 31, 2000 of common stock at $28.59 per share, were included in the computation of diluted EPS using the if-converted method for the year ended December 31, 2000. The 05 Notes were anti-dilutive using the if-converted method for the years ended December 31, 2002, and December 31, 2001 and therefore were not included in the diluted EPS calculation.

     In addition, the 06 Notes issued in June 1999 and convertible into 5,294,301 shares of common stock at $32.11 per share, were included in the computation of diluted EPS for the year ended December 31, 2000. The 06 Notes were anti-dilutive using the if-converted method for the years ended December 31, 2002 and December 31, 2001 and therefore were not included in the diluted EPS calculation.

     The numerator for the calculation of basic EPS is net income for all periods. The numerator for the calculation of diluted EPS is net income plus an add back for interest expense and debt cost amortization, net of income tax effects, related to the convertible notes when applicable.

     A reconciliation of net income (loss) used for basic to diluted EPS is as follows:

	2002	2001	2000

Net income (loss) - basic	$(98,784)	$(37,914)	$55,508
Adjustments under the if-converted method, net of tax	--	--	14,999
Adjusted net income (loss) - diluted	$(98,784)	$(37,914)	$70,507

9.     Accounts Receivable, Net:

Accounts receivable consists of the following:
	December 31,
	2002	2001

Accounts receivable, trade	$223,651	$251,883
Other	15,899	14,632
	239,550	266,515
Less, allowance for doubtful accounts	4,245	7,269
	$235,305	$259,246

     The allowance for doubtful accounts for the three years ended December 31, consists of the following:
	2002	2001	2000

Balance at January 1,	$7,269	$5,741	$6,164
Provision for doubtful accounts	2,244	2,545	892
Reductions for accounts written off	(5,793)	(1,243)	(462)
Translation and other	525	226	(853)
Balance at December 31,	$4,245	$7,269	$5,741

10.     Inventories:

     Inventories consist of the following:
	December 31,
	2002	2001

Finished product	$180,116	$175,884
Work-in-process	54,302	54,050
Raw materials	111,003	101,839
	$345,421	$331,773

     At December 31, 2002 and 2001, approximately $52,482 and $68,200 of inventories, respectively, are valued on a LIFO basis. LIFO inventory is approximately equal to FIFO in 2002 and 2001. Included in the 2002 and 2001 amounts are raw materials totaling approximately $4,422 related to a product which is subject to regulatory approval and litigation. See Note 18 for additional information.

11.     Property, Plant and Equipment, Net:

     Property, plant and equipment, net, consist of the following:
	2002	2001

Land	$ 19,715	$ 18,437
Buildings and building improvements	206,161	186,226
Machinery and equipment	441,973	404,818
Construction in-progress	92,058	90,538
	759,907	700,019
Less, accumulated depreciation	277,207	217,813

	$482,700	$482,206

     In connection with the Company's closing of plant facilities, the assets representing the fair value of Animal Health's Lowell, Terre Haute and Wrightstown facilities totaling $5,312 as of December 31, 2002, are being held for sale, and are included in property, plant and equipment.

12.   Goodwill and Intangible Assets:

.     Intangible assets consist principally of products rights, including regulatory and/or marketing approvals by relevant government authorities. All intangible assets are subject to amortization. Annual amortization expense for the years 2003 through 2007 is currently estimated to be approximately $34,800, $34,100, $31,400, $29,100 and $28,400, respectively.

     Intangible assets and accumulated amortization are summarized as follows:

(Intangible assets, primarily products rights)

Balance, December 31, 2001	$394,405

Additions	7,313
Amortization	(35,099)
Translation adjustment	11,818
Impairments	(19,272)
Reclassifications from goodwill and other	21,902

Balance, December 31, 2002	$381,067

Accumulated amortization, December 31, 2002	$114,749

     The changes in the carrying amount of goodwill attributable to the Company's reportable segments for the year ended December 31, 2002, are as follows:

	IG	API	USHP	AH	Total
Balance December 31, 2001	$226,681	$4,152	$449,619	$65,852	$746,304
Impairment and write off of Animal Health goodwill	--	--	--	(66,011)	(66,011)
Finalization of OPB purchase price allocation, including intangible asset reclassifications	--	--	(42,996)	--	(42,996)
Foreign exchange translation	33,681	775	--	159	34,615

Balance December 31, 2002	$260,362	$4,927	$406,623	$ --	$671,912

     Net intangible asset reclassifications represent product rights (as discussed above) which had been separately identified but which had been classified as goodwill for financial reporting purposes prior to the adoption of SFAS 142. All goodwill is not subject to amortization as of January 1, 2002. The Company assigned intangibles and goodwill to identified reporting units, completed the transitional impairment test as required, and determined that there was no impairment of existing goodwill as of January 1, 2002. This assessment was made utilizing forecasted cash flows discounted at a rate of 11%.

     As required in the fourth quarter of 2002, the Company performed the required annual test for impairment. The assessment was made in conjunction with the budgeting and long-range planning by each segment. The assessment utilized essentially the same methodology as the initial testing. The Animal Health segment indicated a possible impairment due to emerging external factors which included increasing competition, and lower prices. Additionally, the Company re-evaluated its prior growth plans internationally and domestically for new and existing products. The re-evaluation indicated growth prospects had diminished and the segment should be operated to maximize cash generation. The Company engaged an independent valuation firm to perform step two testing and, as a result, wrote-off all of the Animal Health goodwill, totaling $66,011.

     For the years ended December 31, 2001, and 2000 the Consolidated Statement of Operations adjusted to exclude amortization expense related to goodwill and related taxes is as follows:
	2001		2000
	As Reported	As Adjusted	As Reported	As Adjusted
Operating Income	$24,390	$42,647	$124,297	$143,220
Net Income (loss)	$(37,914)	$(22,761)	$55,508	$71,214
EPS - diluted	$(0.93)	$(0.56)	$1.49	$1.82

13.    Long-Term Debt:

Long-term debt consists of the following:
	December 31, 2002	December 31, 2001
Senior debt:
U.S. Dollar Denominated:
2001 Credit Facility
Term A	$115,557	$156,042
Term B	314,272	378,958
Revolving Credit	31,000	--
	460,829	535,000

Industrial Development Revenue Bonds	5,440	6,720

Denominated in Other Currencies	33,884	35,144
Total senior debt	500,153	576,864

Subordinated debt:
12% Senior Subordinated Notes due 2009 (12.5% yield)	200,293	200,000
3% Convertible Senior Subordinated Notes due 2006 (6.875% yield), including interest accretion	141,205	188,270
5.75% Convertible Subordinated Notes due 2005	34,207	90,811
Total subordinated debt	375,705	479,081

Total long-term debt	875,858	1,055,945
Less, current maturities	28,592	25,691
	$847,266	$1,030,254

Senior debt

     On October 5, 2001, the Company, through its wholly-owned subsidiary, Alpharma Operating Corporation ("Alpharma Operating Corporation"), and certain of the Company's subsidiaries entered into a credit agreement ("2001 Credit Facility") with the Bank of America, N.A. and a syndicate of lending institutions that provides up to a maximum of $900,000 of senior credit facilities. The 2001 Credit Facility is secured by substantially all of the Company's domestic assets and a pledge of 65% of the shares of certain of the Company's foreign subsidiaries. The agreement replaced the prior revolving credit facility, provided the funds required for the acquisition of OPB and related financing costs and increased overall credit availability. The 1999 revolving credit facility was repaid on October 5, 2001 by drawing down on the 2001 Credit Facility.

      At closing, the 2001 Credit Facility provided for (i) a $300,000 six year revolving credit facility; (ii) a $175,000 six year Term Loan A; and (iii) a $425,000 seven year Term Loan B. In December 2001 the Company prepaid $65,000 of the Term A and Term B loans resulting in the maximum amount available to be borrowed under the 2001 Credit Facility being reduced to $835,000. In 2002, the Company prepaid an additional $85,000 of the Term A and Term B loans and recorded an expense for the early extinguishment of debt of $1,791 (classified in other, net).

      In December 2002, the 2001 Credit Facility was amended to reduce the revolving credit facility to $150,000. As a result of the modification to the revolving debt arrangement, the Company recognized the related portion of unamortized costs in the statement of income in the amount of $3,176 (classified in other, net).

     The 2001 Credit Facility has several financial covenants including a total debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio, senior debt to EBITDA, fixed charge coverage ratio and an interest coverage ratio (see Note 3).

      Under the terms of the 2001 Credit Facility the Company is required to have a specified percentage of its indebtedness at a fixed interest rate. To comply with this requirement, in January 2002 the Company entered into a standard interest rate swap in order to fix the interest rate on $60,000 of its variable rate borrowings under the 2001 credit facility. As a result of an additional reduction in fixed rate indebtedness due to the exchanges of subordinated debt in March 2002 (discussed below), the Company settled this interest rate swap and entered into a standard interest rate swap to effectively fix the interest rate on $100,000 of its variable rate borrowings at a fixed rate of 7.7% as of December 31, 2002. The Company reviews and renews its swap requirements on a quarterly basis. The Company accounts for this swap as a cash flow hedge. Unrealized losses of approximately $3,267, net of related tax benefits, are included in the Company's Consolidated Statement of Stockholders' Equity as a component of comprehensive income (loss).

      In addition to financial covenants, the 2001 Credit Facility has a number of non-financial provisions including a requirement that AL Industrier ("ALI") maintain control over the Company. ALI currently beneficially owns all of the Company's Class B shares which carries the right to elect a majority of the Company's directors. The continuation of ALI's control of the Company is subject to the unilateral actions of ALI and the maintenance by ALI of certain collateral value under ALI's bank loan agreement (the "ALI Facility") (which includes a computation based, in part, on the agreed upon value of the Company's Class B shares beneficially owned by ALI). Assuming the value of the other collateral assets remains constant, to the extent the ALI Facility is at its maximum loan value of $33,000, if the value of the Company's Class B shares falls below approximately $3.50 per share (based upon the per share market value of the Company's Class A shares), the ALI Facility lenders could call a default. In the event of a default or if Industrier does not fully pay or refinance its bank loan at its June 30, 2003 maturity date, Industrier's bankers may act to enforce their security over the shares in the ALI subsidiaries which hold the Company's Class B shares. Such action would change the beneficial ownership of the Company's Class B shares, unless ALI takes steps to repay the ALI Facility or cure the default in a manner satisfactory to the ALI Facility lenders, prior to such action. A change in beneficial ownership of the Company's Class B shares would constitute a change in control and a default under the 2001 Credit Facility. Other default provisions under the ALI Facility could result in a similar effect under the 2001 Credit Agreement.

     The 2001 Credit Facility's Term A is payable in quarterly installments ranging from $5,591 to $6,523 through 2007. The Term B is payable in quarterly installments of $794 with balloon payment of $296,019 in 2008. In the event that more than $10,000 of either the 05 Notes or 06 Notes are outstanding within six months of their due date, the entire remaining balance of the Term A, Term B and the Revolving Credit becomes due and payable.

     On October 5, 2001, the Company provided a $260,000 letter of credit for the benefit of Mayne related to the OPB Acquisition. In addition, bridge financing was needed to finance the purchase price prior to the issuance of the senior subordinated note. All costs and fees associated with the letter of credit and bridge financing were capitalized and amortized over the period they were outstanding (October 5 through December 12, 2001). On December 12, 2001 the letter of credit and Bridge financing were cancelled.

     The Company has issued Industrial Development Revenue Bonds in connection with various expansion projects. At December 31, 2002 bonds with a $2,500 principal amount require monthly interest payments at a floating rate approximating the current money market rate on tax exempt bonds plus agency and other fees (total rate approximately 4.5%). Bonds with a $2,940 principal amount require fixed interest payments of between 6.875% and 7.25%. The bonds are payable in varying amounts through 2009. Plant and equipment with an approximate net book value of $19,664 serve as collateral for these loans.

     The mortgage notes payable denominated in Norwegian Kroner (NOK) include amounts issued in connection with the construction and subsequent expansion of a pharmaceutical facility in Lier, Norway. The mortgage is collateralized by this facility (net book value $35,600). The debt was borrowed in a number of tranches over the construction period and interest is fixed for specified periods based on actual yields of Norgeskreditt publicly traded bonds plus a lending margin of 0.70%. The weighted average interest rate at December 31, 2002 and 2001 was 7.6%. The tranches are repayable in semiannual installments through 2021. Yearly principal payments are approximately $1,300.

     Mortgage notes payable also included amounts issued in 1997 ($5,356) to finance a production unit at an Aquatic Animal Health facility in Overhalla, Norway. These amounts were repaid in full during 2002.

Subordinated debt

12% Senior subordinated notes:

     On December 12, 2001, in connection with the formal closing of the OPB acquisition, Alpharma Operating Corporation sold $200,000 in principal amount of 12% senior subordinated notes due 2009 to affiliates of Banc of America Securities LLC and CIBC World Markets Corp. The notes are guaranteed by the Company and the principal domestic subsidiaries of the Company. The notes include restrictive covenants similar to those included in the 2001 Credit Facility but are generally less restrictive. These notes replaced the bridge financing facility which was in place prior to the closing.

      The yield on the 12% Senior subordinated notes due 2009 ("09 Notes") increased to 12.5% when the Company's corporate debt outlook was reduced by a major credit rating agency in July 2002. The increase of .5% to be accreted was effective as of September 1, 2002 and at December 31, 2002 accreted interest increased the notes by $293.

The Company is contractually obligated to assist the original holders of the 09 Notes in selling the notes. Should the yield on the re-sold notes be less than 12.5%, the Company is obligated to pay the present value of differences in yields to the original holders of the 09 Notes.

3.0% Convertible Senior Subordinated Notes due 2006:

     In June 1999, the Company issued $170,000 principal amount of 3.0% Convertible Senior Subordinated Notes due 2006 (the "06 Notes"). The 06 Notes pay cash interest of 3% per annum, calculated on the initial principal amount of the Notes. The Notes will mature on June 1, 2006 at a price of 134.104% of the initial principal amount. The payment of the principal amount of the Notes at maturity (or earlier, if the Notes are redeemed by the Company prior to maturity), together with cash interest paid over the term of the Notes, will yield investors 6.875% per annum. The interest accrued but which will not be paid prior to maturity (3.875% per annum) is reflected as long-term debt in the accounts of the Company. The 06 Notes are redeemable by the Company after June 16, 2002.

     The 06 Notes are convertible at any time prior to maturity, unless previously redeemed, into 31.1429 shares of the Company's Class A Common stock per one thousand dollars of initial principal amount of 06 Notes. This ratio results in an initial conversion price of $32.11 per share. The number of shares into which a 06 Note is convertible will not be adjusted for the accretion of principal or for accrued interest.

     In March 2002, the Company completed an exchange of 3,433,104 shares of its Class A Common Stock for a portion of its 06 Notes having an approximate principal value of $53,400. The exchange resulted in a non-cash pre-tax charge of $26,982 ($16,487 after tax) in the first quarter of 2002 (classified in Other, net).

5.75% Convertible Subordinated Notes due 2005:

     In March 1998, the Company issued $125,000 of 5.75% Convertible Subordinated Notes (the "05 Notes") due 2005. The 05 Notes may be converted into common stock at $28.594 at any time prior to maturity, subject to adjustment under certain conditions. The Company may redeem the 05 Notes, in whole or in part, at a premium plus accrued interest. Concurrently, A.L. Industrier, the controlling stockholder of the Company, purchased at par for cash $67,850 principal amount of a Convertible Subordinated Note (the "Industrier Note"). The Industrier Note had substantially identical adjustment terms and interest rate as the 05 Notes.

     On October 5, 2001, in connection with entering into the 2001 Credit Facility, the Company exchanged 2,372,897 shares of Class B common stock for its 5.75% convertible subordinated note due 2005 (principal value $67,850) pursuant to an agreement entered into with A.L. Industrier on July 11, 2001. This is the number of shares that A.L. Industrier was entitled to receive upon conversion of the note pursuant to the terms of the note.

     In December 2001, the Company completed the exchange of 1,483,761 shares of its Class A Common stock for a portion of its 5.75% convertible subordinated notes due 2005 ("the 05 Notes") having an approximate principal value of $34,134. The exchange resulted in a non-cash charge of $7,357 ($5,860 after-tax or $0.14 per share).

     In March, 2002, the Company completed an additional exchange of 3,266,850 shares of its Class A Common Stock for a portion of its 05 Notes having an approximate principal value of $56,600. The exchange resulted in a non-cash pre-tax charge of $20,980 ($12,819 after tax) in the first quarter of 2002.

     Maturities of long-term debt during each of the next five years and thereafter as of December 31, 2002 are as follows:

2003	$ 28,562
2004	28,840
2005	61,923
2006	168,921
2007	62,442
Thereafter	525,170
$875,858

14.     Short-Term Debt:

     Short-term debt consists of the following:

	December 31,
	2002	2001

Domestic	$20,000	$ 500
Foreign	--	4,147
	$20,000	$4,647

     At December 31, 2002, the Company and its domestic subsidiaries have working capital availability under the 2001 credit facility. Borrowings under the lines expected to be for periods less than three months are classified as short-term.

     At December 31, 2002, the Company's foreign subsidiaries have available lines of credit with various banks totaling approximately $12,950. Drawings under these lines are made for periods generally less than three months. At December 31, 2002, the amount of the unused lines totaled approximately $12,950.

     The weighted average interest rate on total short-term debt during the years 2002, 2001 and 2000 was approximately 4.5%, 7.3% and 8.0%, respectively.

15.   Income Taxes:

     Domestic and foreign income (loss) before income taxes was $(192,330) and $31,061, respectively in 2002, $(51,564) and $12,831, respectively in 2001 and $23,852 and $51,832 respectively in 2000. Taxes on income of foreign subsidiaries are provided at the tax rates applicable to their respective foreign tax jurisdictions. The provision (benefit) for income taxes consists of the following:

	Years Ended December 31,
	2002	2001	2000
Current
Federal	$(28,190)	$(7,706)	$9,413
Foreign	8,661	3,537	13,369
State	2,842	(50)	1,901
	(16,867)	(4,219)	24,683
Deferred
Federal	(38,900)	1,488	(752)
Foreign	(1,802)	1,494	(3,136)
State	(6,887)	418	(619)
	(47,589)	3,400	(4,507)
Provision (benefit) for income taxes	$(64,276)	$ (819)	$20,176

     A reconciliation of the statutory U.S. federal income tax rate to the effective rate follows:
	Years Ended December 31,
	2002	2001	2000

Statutory U.S. federal rate	(35.0%)	(35.0%)	35.0%
State income tax, net of federal tax benefit	(1.6%)	0.4%	1.1%
Lower taxes on foreign earnings, net	(6.4%)	(16.0%)	(13.5%)
Tax credits	(0.7%)	(2.0%)	(0.7%)
Non-deductible costs, principally amortization of intangibles related to acquired companies	3.7%	13.7%	6.4%
Non-deductible in-process R&D	--	34.0%	---
Other, net	0.6%	2.8%	(1.6%)
Effective rate	(39.4%)	(2.1)%	26.7%

Deferred tax liabilities (assets) are comprised of the following:
	Years Ended December 31,
	2002	2001

Accelerated depreciation and amortization for income tax purposes	$ (6,310)	$38,378
Excess of book basis of acquired assets over tax basis	60,331	76,745
Difference between inventory valuation methods used for book and tax purposes	2,435	3,963
Other	(352)	817
Gross deferred tax liabilities	56,104	119,903

Accrued liabilities and other reserves	(47,120)	(47,814)
Pension liabilities	(3,581)	(2,488)
Loss carryforwards	(26,209)	(12,439)
Deferred compensation	(3,055)	(2,193)
Deferred income	(264)	(289)
Other	8,872	(2,645)
Gross deferred tax assets	(71,357)	(67,868)

Deferred tax assets valuation allowance	11,393	6,301

Net deferred tax liabilities (assets)	$(3,860)	$58,336

     As of December 31, 2002, the Company has state loss carryforwards in several states totaling approximately $20,211, which are available to offset future taxable income and expire between 2009 and 2015. The Company has recognized a deferred tax asset relating to these state loss carryforwards. The Company also has foreign loss carryforwards in sixteen countries as of December 31, 2002, of approximately $104,552, which are available to offset future taxable income, and have carryforward periods ranging from five years to unlimited. The Company has recognized a deferred tax asset relating to these foreign loss carryforwards. Based on analysis of current information, which indicated that it is not likely that some of these state and foreign losses will be realized, a valuation allowance has been established for a portion of these loss carryforwards.

16.     Pension Plans and Postretirement Benefits:

Domestic:

     The Company maintains a qualified noncontributory, defined benefit pension plan covering the majority of its domestic employees. The benefits are based on years of service and the employee's highest consecutive five years compensation during the last ten years of service. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. The plan assets are under a single custodian and a single investment manager. Plan assets are invested in equities, government securities and bonds. In addition, the Company has unfunded supplemental executive pension plans providing additional benefits to certain employees.

     The Company also has an unfunded postretirement medical and nominal life insurance plan ("postretirement benefits") covering certain domestic employees who were eligible as of January 1, 1993. The plan has not been extended to any additional employees. Retired employees who were eligible as of January 1, 1993 are required to contribute for coverage as if they were active employees.

     The postretirement transition obligation as of January 1, 1993 of $1,079 is being amortized over twenty years. The discount rate used in determining the 2002, 2001 and 2000 expense was 6.75%, 7.50% and 7.75%, respectively. The health care cost trend rate was 9.0% declining to 5.0% over a ten year period, remaining level thereafter. Assumed health care cost trend rates do not have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would not have a material effect on the reported amounts.
	Pension Benefits		Postretirement Benefits
Change in benefit obligation	2002	2001	2002	2001
Benefit obligation at beginning of year	$26,159	$17,638	$3,407	$2,418
Service cost	3,248	1,945	102	102
Interest cost	2,202	1,521	248	243
Plan participants' contributions	--	--	27	25
Amendments	(75)	--	(945)	--
Actuarial (gain) loss	5,576	1,253	802	841
Acquisition		4,201	--	--
Benefits paid	(1,295)	(399)	(220)	(222)
Benefit obligation at end of year	35,815	26,159	3,421	3,407

Change in plan assets
Fair value of plan assets at beginning of year	19,290	18,623	--	--
Actual return on plan assets	(1,913)	(2,114)	--	--
Employer contribution	3,124	409	--	--
Acquisition	--	2,771	--	--
Benefits paid	(1,295)	(399)	--	--
Fair value of plan assets at end of year	19,206	19,290	--	--

Funded status	(16,609)	(6,869)	(3,421)	(3,407)
Unrecognized net actuarial loss	12,652	3,229	1,868	1,121
Unrecognized net transition obligation	36	65	32	203
Unrecognized prior service cost	(483)	(586)	(792)	--
Accrued benefit cost	$(4,404)	$(4,161)	$(2,313)	$(2,083)

			Postretirement
	Pension Benefits		Benefits
	2002	2001	2002	2001
Weighted-average assumptions as of December 31
Discount rate	6.75%	7.50%	6.75%	7.50%
Expected return on plan assets	8.75%	9.25%	N/A	N/A
Rate of compensation increase	4.50%	4.50%	N/A	N/A

	Pension Benefits			Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Components of net periodic benefit cost
Service cost	$3,248	$1,945	$1,597	$102	$102	$82
Interest cost	2,202	1,521	1,421	248	243	174
Expected return on plan assets	(2,009)	(1,709)	(1,871)	--	--	---
Net amortization of transition obligation	30	30	30	18	18	18
Amortization of prior service cost	(81)	(81)	91	--	--	---
Recognized net actuarial (gain)loss	(23)	--	(225)	54	55	4
Net periodic benefit cost	$3,367	$1,706	$ 1,043	$422	$418	$ 278

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets were $35,814, $26,530 and $19,205, respectively as of December 31, 2002 and $2,644, $1,981 and $0 as of December 31, 2001.

     In accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions", the Company has included approximately $1,797 within other comprehensive income as of December 31, 2002 for the change in additional minimum pension liability.

     The Company and its domestic subsidiaries also have a number of defined contribution plans, both qualified and non-qualified, which allow eligible employees to withhold a fixed percentage of their salary (maximum 15%) and provide for a Company match based on service (maximum 6%). The Company's contributions to these plans were approximately $2,300, $1,900 and $1,500 in 2002, 2001 and 2000, respectively.

     The Company has an unfunded deferred compensation program for key employees providing for the payment of benefits upon retirement or death. Accrued costs included in the Consolidated Balance Sheet as of December 31, 2002 and 2001 are $2,091 and $1,013, respectively. Deferred compensation charged to operations during the years ended December 31, 2002, 2001, and 2000 was approximately $1,078, $452, and $401, respectively.

Europe:

     Certain of the Company's European subsidiaries have various defined benefit plans, both contributory and noncontributory, which are available to a majority of employees. Pension plan contributions from the Company and the participants are paid to independent trustees and invested in fixed income and equity securities in accordance with local practices.

     Certain subsidiaries also have direct pension arrangements with a limited number of employees. These pension commitments are paid out of general assets and the obligations are accrued but not prefunded.

	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$49,517	$47,348
Service cost	3,826	3,380
Interest cost	3,187	2,730
Plan participants' contribution	476	449
Actuarial (gain)/loss	(1,085)	(2,425)
Benefits paid	(1,840)	(779)
Translation adjustment	11,176	(1,186)
Benefit obligation at end of year	65,257	49,517

Change in plan assets:
Fair value of plan assets at beginning of year	30,804	31,977
Actual return on plan assets	(1,742)	(1,968)
Employer contribution	3,156	2,094
Plan participants' contributions	476	449
Benefits paid	(1,779)	(999)
Translation adjustment	6,361	(749)
Fair value of plan assets at end of year	37,276	30,804

Funded status	(27,981)	(18,713)
Unrecognized net actuarial loss	9,164	5,162
Unrecognized transitional obligation	488	364
Unrecognized prior service cost	3,817	3,137
Additional minimum liability	(2,850)	(2,314)
Prepaid (accrued) benefit cost	$(17,362)	$(12,364)

	2002	2001
Weighted-average assumptions:
Discount rate	5.8%	6.0%
Expected return on plan assets	6.8%	6.8%
Rate of compensation increase	3.6%	3.7%

	2002	2001	2000
Components of net periodic benefit cost:
Service cost	$3,826	$3,380	$3,205
Interest cost	3,187	2,730	2,618
Expected return on plan assets	(2,361)	(1,925)	(2,144)
Amortization of transition obligation	8	1	(4)
Amortization of prior service cost	225	250	247
Recognized net actuarial loss	91	(109)	93
Net periodic benefit cost	$4,976	$4,327	$4,015

     The Company's Danish subsidiary has a defined contribution pension plan for salaried employees. Under the plan, the Company contributes a percentage of each salaried employee's compensation to an account which is administered by an insurance company. Pension expense under the plan was approximately $2,200, $2,100 and $1,900 in 2002, 2001 and 2000, respectively.

17.   Transactions with A. L. Industrier:
	Years Ended December 31,
	2002	2001	2000
Sales to and commissions received from A.L. Industrier	$1,925	$1,881	$2,002

Compensation received for management services rendered to A.L. Industrier	$381	$333	$341

Inventory purchased from and commissions paid to A.L. Industrier	$ 8	$ 8	$ 8

Interest incurred on Industrier Note	$ --	$2,969	$3,901

Rent expense	$507	$ --	$ --

     In March 1998, A.L. Industrier purchased a convertible subordinated note issued by the Company in the amount of $67,850. In October 2001 the Company exchanged the convertible subordinate note into 2,372,897 shares of Class B common stock. (See Note 13.) In addition, as of December 31, 2002 there was a net current receivable of $106 from A.L. Industrier and as of December 31, 2001 there was a net current receivable of $290 to A.L. Industrier.

     The Company and A.L. Industrier have an administrative service agreement whereby the Company provides management services to A.L. Industrier. The agreement provides for payment equal to the direct and indirect cost of providing the services subject to a minimum amount. The agreement is automatically extended for one year each January 1, but may be terminated by either party upon six months notice.

     In connection with the agreement to purchase Alpharma Oslo, A.L. Industrier retained the ownership of the Skøyen manufacturing facility and administrative offices (not including leasehold improvements and manufacturing equipment) and leases it to the Company. The Company is required to pay all expenses related to the operation and maintenance of the facility in addition to nominal rent. The lease has an initial 20 year term and is renewable at the then fair rental value at the option of the Company for four consecutive five year terms.

     In 2002, the Company signed a net lease agreement with ALI which provides for the leasing of a parking lot at the Skoyen Facililty through an initial term of October 2014 with the possibility of four consecutive five year renewal terms. The annual rental is 2.4 million Norwegian Kroner. (Approximately $350 at current exchange rates.)

     In January 2003, the Company divested its vitamin business to Nopal, a subsidiary of ALI, for approximately $3,300. As required, all related party transactions were approved by the Company's Audit Committee.

18.   Contingent Liabilities, Litigation and Commitments:

     A class action lawsuit was filed in the United States District Court for the District of New Jersey. This class action has been brought on behalf of all persons who acquired the Company's securities between April 28, 1999 and October 30, 2000. The Company is named as a defendant along with two of its board members, one of whom is an officer, and two of its former officers. The class action complaint alleges that, among other things, the plaintiffs were damaged when they acquired the Company's securities because, as a result of (1) alleged irregularities in the Company's Animal Health business in Brazil, (2) allegedly improper revenue recognition practices and (3) the October 2000 revision of its financial results for 1999 and 2000, the Company's previously issued financial statements were materially false and misleading, thereby artificially inflating the price of the Company's securities. The complaint alleges violations of Sections 10(b), 20(a) and Rule 10b-5 of the Securities and Exchange Act of 1934. The plaintiffs seek damages in unspecified amounts. The Company moved to dismiss the complaint on legal grounds and the District Court granted its motion with prejudice as to all defendants. The plaintiffs filed a motion for reconsideration with the District Court and the District Court affirmed its earlier dismissal. The plaintiffs have appealed the Court's decision to the Third Circuit Court of Appeals. The Company intends to vigorously defend this appeal. Additionally, the Company has filed a claim on its own behalf and on behalf of each of the named individual defendants under its directors' and officers' insurance policies and believes that insurance coverage exists to the extent of the policy limits for the costs incurred in defending the claims and any adverse judgment or settlement, subject to the terms, conditions and exclusions of the relevant insurance policy. Based upon the facts as presently known, the Company does not believe that it is likely that the class action will result in liability which will be material to the Company's financial position. However, it is not possible for the Company to conclude definitively that resolution of the lawsuit will not be material to the Company's financial position or its results of operations or cash flows in the quarter or year in which it occurs.

     The European Union Court of First Instance has upheld the European Union's (the "EU") ban on bacitracin zinc, one of the Company's feed additive products which was banned from sale in the EU effective July 1, 1999. The Company has not sold bacitracin zinc in the EU since 1999, therefore the court action will have no material financial impact on the Company. The Company has not sold bacitracin zinc in the EU since 1999, therefore the court action will have no material financial impact on the Company. The Company cannot predict whether the present bacitracin zinc ban will be expanded. If either (a) the EU or countries or customers within the EU, act to prevent the importation of meat products from countries that allow the use of bacitracin-based products, or (b) there is an expansion of the ban to additional countries, such as the U.S., where the Company has material sales of bacitracin-based products or (c) there is an increase in public pressure to discontinue the use of antibiotic feed additives, the resultant loss of sales could be material to the company's financial condition, cash flows and results of operations. The Company also cannot predict whether this antibiotic resistance concern will result in expanded regulations adversely affecting other antibiotic-based animal health products manufactured by the Company of which it has significant sales. The discussions concerning resistance to antibiotics used in certain food producing animals have recently become more active in the U.S. Various sources have published reports concerning possible adverse effects of the use of antibiotics in food animals. Some of these reports have asserted that major animal producers, some of whom are the Company's customers or the end-users of its products, are reducing the use of antibiotics. The FDA has proposed scientific based guidance on antibiotics which includes recommendations which could prohibit the introduction of certain new products containing antibiotics. In addition, the FDA has indicated that it intends to re-evaluate certain currently approved products. The Company believes that the impact of such evaluation on the Company's current products will be limited. However, the loss of the U.S. market for the Company's products containing antibiotics, would be materially adverse to the Company.

     In response to the Company's submission to the FDA of its ANDAs filed under paragraph IV for gabapentin capsules and tablets, the Company was sued on June 11, 1998 with respect to capsules and on December 12, 1999 with respect to tablets, by Warner-Lambert Company, which is now owned by Pfizer Inc., in the U.S. District Court for the District of New Jersey for alleged patent infringement under two U.S. patents. The ANDAs submitted seek FDA approval to market the Company's gabapentin capsules and tablets prior to the expiration of Pfizer's patents. In the Company's ANDAs, the Company certified to Pfizer and the FDA that its proposed generic gabapentin capsules and tablets will not infringe the patents and that the patents are believed to be invalid or unenforceable. In the litigation concerning the Company's gabapentin capsules, the Company filed a motion for summary judgment of non-infringement of the two patents, which was subsequently denied. The Company filed in the tablet litigation, and renewed in the capsule litigation, the Company's motion of summary judgment of non-infringement on Pfizer's patents. These motions are under consideration by the District Court. Discovery is complete and the case is awaiting trial.  During the lawsuits regarding gabapentin tablets and capsules, Pfizer received a third patent covering a gabapentin formulation with low chloride levels. After learning of this patent, the Company certified to the FDA under paragraph IV that the Company's proposed gabapentin capsule and tablet, as disclosed in its previously filed ANDAs, do not infringe this patent and this patent is invalid or unenforceable. In June 2000, Pfizer sued the Company in the District Court for the District of New Jersey for patent infringement under this patent. The Company submitted to the court a motion for summary judgment that neither the capsule nor tablet product infringes this patent. This motion is under consideration by the Court and has not yet been ruled on. Discovery has closed.

     All three gabapentin cases have been consolidated for trial. While no trial date has been set, a pre-trial conference is expected by the end of March 2003 at which time a date for trial is expected to be set. Unless and until the Company receives FDA authorization and decides to utilize such authorization to market its gabapentin tablets or capsules, the Company would, in the event of an adverse decision, at most, only be liable to Pfizer for its legal costs and not any monetary damages. To date, the Company has not marketed these pharmaceuticals. There is the possibility that as a result of this litigation, the Company could be prevented from marketing the Company's gabapentin capsules or tablets until Pfizer's patents expire.

     Should the Company be permitted to market gabapentin prior to the expiration of the Pfizer patents, it expects to apply to the FDA for access to the 180 day period of generic marketing exclusivity, which is generally awarded to the generic competitor who is first in time to file a paragraph IV certification against the relevant patents of the innovator. In August 2002, the Company sued the FDA in the U.S. District Court for the District of Columbia to clarify its rights to exclusivity and for a ruling that it properly submitted a statement of inapplicable use to one of the Orange Book listed patents. In December 2002, the court ruled that Purepac's statement of inapplicable use was appropriate. The court deferred to the FDA to decide the impact of the court's ruling on the subject of exclusivity. On January 28, 2003, the Company received confirmation from the FDA that it has secured eligibility for 180 day market exclusivity on gabapentin 100 mg, 300 mg and 400 mg capsules. Exclusivity for this product will be triggered by the earlier of either Purepac's commercial marketing of gabapentin or a court decision that finds the relevant Pfizer patent invalid or not infringed. While the FDA ruling does not address the tablet form of gabapentin, the Company expects the FDA position on market exclusivity for the 600 mg and 800 mg gabapentin tablets to be consistent with its position on capsules. The FDA's ruling is a significant positive event for the Company. A court action would be required to overrule the FDA's decision and for the Company to lose its eligibility for 180 day market exclusivity. On February 14, 2003, Torpharm, a competitor with an ANDA for gabapentin capsules, filed a lawsuit against the FDA in the U.S. District Court for the District of Columbia seeking final approval for its gabapentin capsules ANDA. If Torpharm is successful, the Company could lose its rights to the 180 day exclusivity period. The Company has intervened in the lawsuit seeking to maintain its right to exclusivity. No trial date has yet been set and the Company cannot predict when the court will issue a decision. The Company can give no assurance that it will ultimately benefit from an exclusivity period.

     In anticipation of the launch of gabapentin, the Company entered into a supply agreement with the manufacturer of the active pharmaceutical ingredient (the "API") of gabapentin under which the Company has acquired API inventory. The terms of the Company's agreement with the API supplier will require the payment to the supplier of a portion of the Company's net sales of finished dose gabapentin product during any period of exclusivity ("Net Sales Split"). As of December 31, 2002, the Company had paid $4,422 in partial payment of inventory on hand. The Company will make an additional payment of $4,422 for on hand inventory in 2003 and a third payment of $8,225 in 2004. A further payment of $8,225 will be due only upon final FDA approval of the Company's marketing authorization for gabapentin. All of these payments reduce the Net Sales Split on a dollar for dollar basis. The Company cannot predict the outcome of the gabapentin litigation; however, in the event of an unfavorable outcome, or other factors preventing the Company from selling the finished product, the Company will reassess the net realizable value of the API inventory, and may incur a charge to write-down API inventory on hand to its net realizable value and record any required payments under the supply agreement. The maximum charge could be approximately $25,000 based on inventory currently on hand. The Company has no present obligation to purchase additional API inventory.

     The Company is engaged in disputes with several suppliers and customers regarding certain obligations with respect to contracts under which the Company obtains raw materials and under which the Company supplies finished products. Given the fact that these disputes will most probably be resolved over more than one year, management does not believe that the disputes in the aggregate will be material to the Company's financial position. However, they could be material to the Company's results of operations or cash flows in the period in which resolution occurs.

     In June 2002, the SEC notified the Company that it had commenced a formal investigation of the circumstances surrounding the 2000 and 2001 restatements of its financial statements. While deposition discovery is underway, the proceeding is in its early stages. The SEC has stated that the commencement of this investigation is not an indication that the SEC presently believes that a violation of any applicable laws has occurred.

     During 2001 and 2003, the Company received inspection observations ("483 Reports") from the FDA at its USHP facilities in Baltimore and Elizabeth, respectively. The 483 Reports listed alleged deviations from, primarily, cGMPs. The 2001 inspection at Baltimore resulted in an allegation by the FDA that the Company was not in compliance with a 1992 Consent Decree requiring general compliance with current Good Manufacturing Practices. In July 2002, the FDA conducted a follow-up inspection to the 2001 inspection of the Baltimore facility and in August 2002 issued a re-inspection report. In response to the 2002 FDA report, the Company submitted a comprehensive corrective action plan to the FDA in October of 2002. The FDA has not formally commented on the Company's corrective action plan. The Company expects the FDA to respond to its proposed plan in 2003. The Company has begun upgrading plant procedures at the Baltimore plant in accordance with the plan and has provided written monthly updates to the FDA. The plan anticipates substantial completion of the corrective actions by mid-2004. The estimated total cost of the Baltimore corrective actions is approximately $30,000. As part of the corrective action plan, product recalls were conducted in 2002 and production at the Baltimore facility reduced. This reduction in production has had an effect on earnings in 2002.

     Between November, 2002 and January, 2003, the FDA conducted a routine general inspection at the Company's Elizabeth plant. As a result of the inspection, the Company received a 483 Report from the FDA on January 15, 2003. The Company submitted a comprehensive response on February 5, 2003 and is currently taking actions to address the observations made by the FDA, in accordance with the response. The Company anticipates completion of these actions during or before February 2004. Certain product recalls were included in the corrective action plan which were recorded in 2002. The corrective action plan contemplates continued output at 2002 levels. The estimated total cost of the Elizabeth corrective actions is approximately $8,000.

     The total cost and timing of both the Baltimore and Elizabeth corrective action plans may change based upon the FDA response which has not yet been received and other factors.

     The Company has commitments entered into in the ordinary course of business including guarantees of financial assurance obligations under certain contract provisions for indemnification protecting its customers and suppliers against third party liability for manufacture and sale of Company products that fail to meet product warranties and contract provisions for indemnification protecting licensees against intellectual property infringement related to licensed Company technology or processes. The Company is continuing to assess these commitments and the potential impact on its results from operations upon adoption of the fair value recognition provision of FIN 45.

     The Company and its subsidiaries are, from time to time, involved in other litigation arising out of the ordinary course of business. It is the view of management, after consultation with counsel, that the ultimate resolution of all other pending suits should not have a material adverse effect on the consolidated financial position or results of operations of the Company.

19.   Leases:

     Rental expense under operating leases for 2002, 2001 and 2000 was $12,671, $10,029 and $9,164, respectively. Future minimum lease commitments under non-cancelable operating leases during each of the next five years and thereafter are as follows:

Year Ending December 31,
2003	$10,809
2004	9,209
2005	5,924
2006	4,642
2007	3,680
Thereafter	11,719
$45,983

20.   Stockholders' Equity:

     The holders of the Company's Class B Common Stock, (totally held by A. L. Industrier at December 31, 2001), are entitled to elect 66 2/3% of the Board of Directors of the Company and may convert each share of Class B Common Stock held into one fully paid share of Class A Common Stock. Whenever the holders of the Company's Common Stock are entitled to vote as a combined class, each holder of Class A and Class B Common Stock is entitled to one and four votes, respectively, for each share held.

     The number of authorized shares of Preferred Stock is 500,000; the number of authorized shares of Class A Common Stock is 65,000,000; and the number of authorized shares of Class B Common Stock is 15,000,000.

     In May 2000, the Company sold 4,950,000 shares of Class A Common Stock to an investment banker and received net proceeds of $185,600. In August 2000, the Company sold 5,000,000 shares of Class A Common stock to investment bankers and received net proceeds of $287,300.

     On October 5, 2001, the Company exchanged 2,372,897 shares of Class B Common Stock for its 5.75% convertible subordinated note due 2005 ("Industrier Note"). The increase in stockholders' equity from the transaction was approximately $67,100 after deducting unamortized deferred loan costs. (See Note 13.)

     In December 2001, the Company exchanged 1,483,761 shares of its Class A Common Stock for a portion of its 05 Notes having an approximate principal value of $34,134. The conversion resulted in a non-cash pre-tax charge of $7,357 which was credited to additional paid-in capital along with accrued but unpaid interest through the exchange date. The total exchange increased common stock and additional paid-in capital by approximately $40,100 (net of unamortized deferred loan costs).

     In March 2002, the Company exchanged 3,266,850 of its Class A Common Stock for a portion of its 05 Notes having an approximate principal value of $56,600. The conversion resulted in a non-cash pre-tax charge of $20,980, ($12,819) after tax, which was credited to additional paid-in capital along with accrued but unpaid interest through the exchange date. The total exchange increased common stock and additional paid-in capital by approximately $69,154 (net of unamortized deferred loan costs).

     In March 2002, the Company exchanged 3,433,104 shares of its Class A Common Stock for a portion of its 06 Notes having an approximate principal value of $53,400. The conversion resulted in a non-cash pre-tax charge of $26,982, ($16,487 after tax), which was credited to additional paid-in capital along with accrued but unpaid interest through the exchange date. The total exchange increased common stock and additional paid-in capital by approximately $66,995 (net of unamortized deferred loan costs).

A summary of activity in common and treasury stock follows:

Class A Common Stock Issued
	2002	2001	2000

Balance, January 1,	32,740,289	31,009,790	20,390,269
Exercise of stock options and other	178,838	127,784	608,128
Stock issued in equity offerings	--	---	9,950,000
Employee stock purchase plan	276,133	118,954	59,470
Exchange of 05 Notes	3,266,850	1,483,761	1,923
Exchange of 06 Notes	3,433,104	--	--
Balance, December 31,	39,895,214	32,740,289	31,009,790

Class B Common Stock Issued
	2002	2001	2000

Balance, January 1	11,872,897	9,500,000	9,500,000
Exchange of Industrier Note	--	2,372,897	--
Balance, December 31,	11,872,897	11,872,897	9,500,000

Treasury Stock (Class A)	2002	2001	2000

Balance, January 1,	295,367	295,367	277,334
Purchases	27,580	--	18,033
Balance, December 31,	322,947	295,367	295,367

21.   Derivatives and Fair Value of Financial Instruments:

     The Company currently uses the following derivative financial instruments for purposes other than trading:

Derivative	Use	Purpose

Forward foreign exchange contracts	Occasional	Entered into selectively to sell or buy cash flows in non-functional currencies.
Interest rate agreements	Occasional	Entered into selectively to fix interest rate for specified periods on variable rate long-term debt.

     At December 31, 2002 and 2001, the Company had foreign currency contracts outstanding with a notional amount of approximately $132,600 and $46,900, respectively. These contracts called for the exchange of Scandinavian and European currencies and in some cases the U.S. Dollar to meet commitments in or sell cash flows generated in non-functional currencies. All outstanding contracts will expire in 2003 and the unrealized gains and losses are not material. The Company does not account for these transactions as hedges under FAS 133.

     Counterparties to derivative agreements are major financial institutions. Management believes the risk of incurring losses related to credit risk is remote.

     The Company also used interest rate swaps to hedge variable interest rates, in accordance with the requirements of the 2001 Credit Facility. These swaps have been designated as cash flow hedges and are reported on the Consolidated Balance Sheet at fair value, with offsetting amounts, included in Other Comprehensive Loss on an after-tax basis in the amount of $3,267.

     Changes in the derivative fair value that are designated as effective and qualify in cash flow hedges are deferred and recorded as a component of other comprehensive income (loss) until the hedge transactions occur and are then recognized in the Consolidated Statements of Income. The ineffective portion is recognized immediately in the consolidated statement of income. As of December 31, 2002, the Company uses hedged transactions covered under FAS 133 exclusively to manage risk under variable interest rate debt. The Company has structured all existing interest rate swap agreements as 100% effective. As a result, there is no current impact to earnings resulting for hedge ineffectiveness.

     The Company currently has the following interest rate swaps, classified as cash flow hedges as of December 31, 2002:

Notional Amount	Maturity Date	Classification	Fair Value (Pre-tax)

$100,000	December 2004	Cash flow hedge	$(5,345)
$165,000	August 2003	Cash flow hedge	$ (264)

     The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt other than the subordinated notes approximates fair value because a significant portion of the underlying debt is at variable rates and reprices frequently. The fair value of the 2005 and 2006 subordinated notes is based on the bid price of the notes, which are publicly traded. The fair value of the 2009 subordinated notes, which are not publicly traded, has been calculated based on comparable market yields at December 31, 2002. The estimated fair value of the subordinated notes at December 31, 2002 and 2001 was as follows:

($ in thousands)	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

5.75% Convertible Subordinated Notes due 2005	$34,207	$27,323	$90,811	$95,238

3% Convertible Senior Subordinated Notes due 2006	$141,204	$111,375	$188,270	$197,684

12% Senior Subordinated Notes due 2009	$200,293	$ 215,000	$200,000	$200,000

22.   Stock Options and Employee Stock Purchase Plan:

     Under the Company's 1997 Incentive Stock Option and Appreciation Right Plan (the "Plan"), the Company may grant options to key employees to purchase shares of Class A Common Stock. The maximum number of Class A shares available for grant under the Plan is 8,000,000. In addition, the Company has a Non-Employee Director Option Plan (the "Director Plan") which provides for the issue of up to 350,000 shares of Class A Common stock. The exercise price of options granted under the Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of the grant. Options granted expire from three to ten years after the grant date. Generally, options are exercisable in installments of 25% beginning one year from date of grant. The Plan permits a cash appreciation right to be granted to certain employees. Included in options outstanding at December 31, 2002 are options to purchase 27,550 shares with cash appreciation rights, 9,325 of which are exercisable. If an option holder ceases to be an employee of the Company or its subsidiaries for any reason prior to vesting of any options, all options which are not vested at the date of termination are forfeited. As of December 31, 2002 and 2001, options for 1,768,423 and 1,775,038 shares, respectively, were available for future grant.

The table below summarizes the activity of the Plan:
	Options Outstanding	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price

Balance at December 31, 1999	2,106,734	$26.77	721,379	$24.57
Granted in 2000(1)	872,800	$36.11
Canceled in 2000	(156,754)	$26.80
Exercised in 2000	(609,628)	$24.41
Balance at December 31, 2000	2,213,152	$31.13	456,395	$29.81
Granted in 2001(1)	843,775	$29.25
Canceled in 2001	(235,436)	$34.64
Exercised in 2001	(146,183)	$17.22
Balance at December 31, 2001	2,675,308	$31.00	1,125,974	$29.84
Granted in 2002(1)	2,641,204	$13.71
Canceled in 2002	(934,589)	$31.64
Exercised in 2002	(161,588)	$16.98
Balance at December 31, 2002	4,220,335	$20.57	970,023	$30.58
     All options granted in 2000, 2001 and 2002 were with exercise prices equal to fair market value of Class A stock on the date of grant.

     The Company estimated the fair value, as of the date of grant, of options outstanding in the plan using the Black-Scholes option pricing model with the following assumptions:

	2002	2001	2000

Expected life (years)	1 - 5	1 - 5	1 - 5
Expected future dividend yield (average)	1.20%	.70%	.50%
Expected volatility	0.50	0.50	0.45

     The risk-free interest rates for 2002, 2001 and 2000 were based upon U.S. Treasury instrument rates with maturity approximating the expected term. The weighted average interest rate in 2002, 2001 and 2000 amounted to 3.8%, 4.6% and 6.6%, respectively. The weighted average fair value of options granted during the years ended December 31, 2002, 2001, and 2000 with exercise prices equal to fair market value on the date of grant was $6.13, $13.63 and $16.60, respectively.

The following table summarizes information about stock options outstanding at December 31, 2002:
	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding at 12/31/02	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable at 12/31/02	Weighted Average Exercise Price

$8.49 - $14.44	2,069,662	8.75	$11.50	33,000	$13.93
$15.77 - $30.81	1,418,035	6.30	$25.26	486,775	$25.06
$32.25 - $62.56	732,638	3.83	$37.10	450,248	$37.77

$8.49 - $62.56	4,220,335	7.07	$20.57	970,023	$30.58

     The Company has an Employee Stock Purchase Plan by which eligible employees of the Company may authorize payroll deductions up to 4% of their regular base salary to purchase shares of Class A Common Stock at the fair market value. The Company matches these contributions with an additional contribution equal to 50% of the employee's contribution. Shares are issued on the last day of each calendar quarter. The Company's contributions to the plan were approximately $1,250, $1,100 and $900 in 2002, 2001 and 2000, respectively.

23.   Supplemental Data:

Other assets and deferred charges at December 31 include:
	2002	2001

Deferred borrowing costs, net of amortization	$20,669	$30,581
Capitalized software cost, net of amortization	43,805	39,197
Recoverable insurance claims	3,633	11,336
Equity investment in WYNCO, net of distributions	5,893	5,238
Other	15,816	18,219
	$89,816	$104,571
	Years Ended December 31,
	2002	2001	2000

Depreciation expense	$44,565	$33,240	$29,206
Amortization expense	$43,694	$44,371	$35,630
Interest cost incurred	$73,400	$47,669	$46,448

Other income (expense), net:
Interest income	$1,411	$3,511	$4,109
Foreign exchange losses, net	(5,342)	(3,396)	(2,354)
Fees for bridge financing - MFA acquisition	--	---	(4,730)
Amortization of debt costs	(4,727)	(6,022)	(2,070)
Litigation/insurance settlements	561	2,088	483
Income from WYNCO, carried at equity	1,013	846	1,553
Expense for conversion of convertible notes, early extinguishment of debt and reduction of line of credit	(52,929)	(11,029)	---
Investment write-off	---	(2,535)	---
Other, net	(571)	(1,119)	(421)
	$(60,584)	$(17,656)	$(3,430)

Supplemental cash flow information:
	2002	2001	2000
Cash paid for interest (net of amount capitalized)	$68,693	$41,637	$39,781
Cash paid for income taxes (net of refunds)	$3,116	$20,845	$19,110

Other non-cash operating activities:

Interest accretion on convertible notes	$6,516	$7,457	$6,988
Undistributed earnings of equity subsidiary	(655)	(381)	(918)
Stock option income tax benefits	--	478	6,560
Noncash asset write-downs	144,756	20,300	---
Loss on early extinguishment of debt	1,791	3,672	---
Expense for exchange of convertible notes	47,961	6,334	--
	$200,369	$37,860	$12,630
Other non-cash investing activities:

Fair value of assets acquired	$ --	$866,120	$305,335
Liabilities	--	172,472	31,200
Cash paid	--	693,648	274,135
Less cash acquired	--	5,759	---

Net cash paid	$ --	$687,889	$274,135

Exchange of Ascent note for product line	$ --	$ ---	$12,000

Other non-cash financing activities:

Exchange of convertible subordinated notes into equity	$110,000	$101,984	$ --

24.   Information Concerning Business Segments and Geographic Operations:

     In 1998 the Company adopted SFAS 131. The Company's reportable segments are the four businesses described in Note 1, (i.e. IG, API, USHP, AH). Each business operates in a distinct business and/or geographic area. In September 2001, the Company announced the creation of Human Pharmaceuticals International ("HPI") to be composed of IG, API and the Chinese operations of Faulding Oral Pharmaceuticals. In October 2001, the Company announced the creation of U.S. Human Pharmaceuticals ("USHP") to be composed of USPD and the U.S. operations of Faulding Oral Pharmaceuticals.

     The operations of each segment are evaluated based on earnings before interest and taxes (operating income). Corporate expenses and certain other expenses or income not directly attributable to the segments are not allocated. Eliminations include intersegment sales. Geographic revenues represent sales to third parties by country in which the selling legal entity is domiciled. Operating assets directly attributable to business segments are included in identifiable assets (i.e. sum of accounts receivable, inventories, net property, plant and equipment and net intangible assets). Cash, prepaid expenses, and other corporate and non-allocated assets are included in unallocated. For geographic reporting long-lived assets include net property, plant and equipment and net intangibles. Segment data includes immaterial intersegment revenues. No customer accounts for more than 10% of consolidated revenues.

	Total Revenue	Operating Income		Identifiable Assets	Depreciation and Amortization	Capital Expenditures
2002
IG	$326,851	$19,037		$563,961	$18,542	$6,628
API	83,557	38,920		106,504	6,861	10,680
Human Pharmaceuticals
International	410,408	57,957		670,465	25,403	17,308

USHP	507,904	66,253		999,667	32,883	21,566
Human Pharmaceuticals	918,312	124,210		1,670,132	58,286	38,874

Animal Health	321,897	(120,941)	(e)	457,593	16,075	25,850

Unallocated	--	(34,095)		169,199	13,898	9,666
Eliminations	(2,229)	(154)		--	--	--
	$1,237,980	$(30,980)		$2,296,924	$88,259	$74,390

2001
IG	$262,937	$10,401		$501,777	$27,192	$9,814
API	74,419	32,182		75,629	5,890	5,955
Human Pharmaceuticals
International	337,356	42,583	(a)	577,406	33,082	15,769

USHP	306,436	(18,867)	(b)	1,022,706	12,241	25,174
Human Pharmaceuticals	643,792	23,716		1,600,112	45,323	40,943

Animal Health	335,256	23,638	(c)	601,601	20,844	23,518

Unallocated	--	(22,995)		188,295	11,444	20,786
Eliminations	(4,058)	31		--	--	--
	$974,990	$24,390		$2,390,008	$77,611	$85,247

2000
IG	$309,296	$41,697		$523,100	$26,429	$11,988
API	62,692	25,518		80,500	5,498	9,825
Human Pharmaceuticals
International	371,988	67,215		603,600	31,927	21,813

USHP	233,008	26,400		241,800	8,316	9,976
Human Pharmaceuticals	604,996	93,615		845,400	40,243	31,789

Animal Health	300,888	49,110	(d)	605,876	20,083	24,499

Unallocated	---	(18,540)		159,159	4,510	15,800
Eliminations	(5,090)	112		---	---	---
	$900,794	$124,297		$1,610,435	$64,836	$72,088

  2001 Human Pharmaceuticals International includes charges of approximately $4,300 related to the combination of IG and API.

  2001 USHP operating income includes charges of ($44,245) related to the OPB acquisition.

  Animal Health includes charges to operating income of approximately $9,800 relating to severance and the discontinuance of the optibreed product line.

  2000 Animal Health operating income includes charges of ($1,400) related to the acquisition of Roche MFA.

  Animal Health includes charges to operating income of approximately $66,011 related to the write-off of goodwill, asset impairment charges of approximately $37,100, costs associated with facility closings and related asset write-downs of approximately $45,192 and severance charges of approximately $3,852.

Geographic Information
	Revenues			Long-lived Identifiable Assets
	2002	2001	2000	2002	2001	2000

United States	$775,000	$580,100	$470,071	$959,800	$1,096,400	$401,200
Norway	71,700	63,700	72,800	82,700	67,700	73,700
Denmark	48,400	41,200	46,100	59,100	49,000	52,500
United Kingdom	109,500	93,700	116,200	178,300	163,800	173,900
Germany	66,400	60,800	75,000	126,100	107,300	129,100

Other foreign (primarily Europe)	166,980	135,490	120,623	129,700	135,208	129,063
	$1,237,980	$974,990	$900,794	$1,535,700	$1,619,408	$959,463

25.   Selected Quarterly Financial Data (unaudited):
	Quarter
	First	Second	Third	Fourth	Year
2002
Total revenue	$272,678	$301,716	$321,417	$342,169	$1,237,980
Gross profit	$110,389	$133,374	$142,615	$143,914	$530,292
Net income	$(31,536)(b)	$10,262	$(5,997)	$(71,513)(c)	$(98,784)
Earnings per common share (a):
Basic	$(0.69)	$0.20	$(0.12)	$(1.39)	$(1.98)
Diluted	$(0.69)	$0.20	$(0.12)	$(1.39)	$(1.98)
	Quarter
	First	Second	Third	Fourth	Year
2001
Total revenue	$269,324	$232,837	$230,009	$242,820	$974,990
Gross profit	$121,851	$98,229	$92,913	$68,318	$381,381
Net income	$23,807	$11,915	$6,599	$(80,235)(e)	$(37,914)
Earnings per common share (d):
Basic	$0.59	$0.30	$0.16	$(1.88)	$(0.93)
Diluted	$0.52	$0.29	$0.16	$(1.88)	$(0.93)

  The sum of diluted loss per common share does not equal the total for the year due to the issuance of stock in the second and fourth quarters.

  The first quarter of 2002 includes the following pre-tax charges: Exchange of convertible notes of approximately $48,000, $5,357 related to the OPB acquisition (see Note 4), reorganization refocus and other actions of approximately $2,500, and charges related to the early extinguishment of debt in the first quarter of $727.

  The fourth quarter of 2002 includes the following pre-tax charges: Approximately $79,500 related to impairment charges under FAS 142, reorganization, refocus and other actions of approximately $49,300 and $3,176 related to the write-off of deferred loan costs incurred in connection with a reduction in the company's lines of credit.

  The sum of diluted loss per common share does not equal the total for the year due to the issuance of stock in the fourth quarter and the effect of the convertible debt using the if-converted method in the first quarter.

  The fourth quarter of 2001 includes the following pre-tax charges: $47,516 related to the OPB acquisition (See Note 4), reorganization, refocus and other actions of approximately $27,300 (see note 6), charges related to the exchange of convertible notes of approximately $7,400, and charges related to the early extinguishment of debt in the fourth quarter of $3,672.

26.      Adoption of SFAS No. 145

     In May 2002 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002". The statement rescinds SFAS 4 (as amended by SFAS 64), which required extraordinary item treatment for gains and losses on extinguishments of debt, and SFAS 44, which does not affect the Company. Additionally, the statement amends certain provisions of SFAS 13 and other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 related to extinguishments of debt are effective for the Company beginning January 1, 2003, and all other provisions are effective for transactions occurring on or financial statements issued after May 5, 2002. The Company has adopted SFAS 145, on January 1, 2003, and conformed the prior periods presented in the previously filed Form 10K to reflect this adoption. Therefore, the Company has reclassified the components of the net extraordinary items of $1,101 and $2,246 in 2002 and 2001, respectively to other income (expense), net and the provision (benefit) for income taxes.

27.      Guarantor and Nonguarantor Condensed Consolidated Financial Information

     The Company and its wholly-owned subsidiary, Alpharma Operating Corporation, have issued $220 million senior subordinated notes (the Notes) in private placements pursuant to Rule 144A and Regulation S. The Notes are general unsecured obligations of the Company and Alpharma Operating Corporation, respectively, subordinated in right of payment to all existing and future senior indebtedness of the Company and Alpharma Operating Corporation, respectively, and guaranteed on a full, unconditional, joint and several basis by the Company's wholly owned domestic subsidiaries and by the Company.

     In connection with this offering, the Company is required to disclose its guarantor and nonguarantor subsidiaries' results as separate components of the Consolidated Balance Sheets, Statements of Operations and Statements of Cash Flows.

     The following condensed consolidating financial information, which is based on the issuance of the Notes, presents:

(1) Condensed consolidating balance sheet as of December 31, 2002 and 2001 and the related statements of income and cash flows for each of the three years in the period ended December 31, 2002, of (a) Alpharma Inc., the parent; (b) the guarantor subsidiaries; (c) the nonguarantor subsidiaries; and the Company on a consolidated basis, and

(2) Elimination entries necessary to consolidate Alpharma Inc., the parent, with guarantor and nonguarantor subsidiaries.

     Investments in the subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor and nonguarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

     Separate financial statements for the guarantor subsidiaries and the nonguarantor subsidiaries are not presented because management believes that such financial statements would not be meaningful to investors.

ALPHARMA INC.
Consolidating Balance Sheet
As of December 31, 2002
(in thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$ 1,560	$2,621	$19,782	$ --	$ 23,963
Accounts receivable, net	31,140	110,210	93,955	--	235,305
Inventories	110,650	113,397	125,703	(4,329)	345,421
Prepaid expenses and other	16,011	33,103	13,297	4,329	66,740
Intercompany receivables	1,339,495	1,816,831	935,259	(4,091,585)	--
Total current assets	1,498,856	2,076,162	1,187,996	(4,091,585)	671,429

Property, plant & equipment, net	122,915	170,614	189,171	--	482,700
Goodwill	1,250	406,623	264,039	--	671,912
Intangible assets, net	53,098	199,146	128,823	--	381,067
Investment in subsidiaries	826,292	489,672	--	(1,315,964)	--
Other assets and deferred charges	44,722	12,131	32,963	--	89,816
Total assets	$2,547,133	$3,354,348	$1,802,992	$(5,407,549)	$2,296,924

Current liabilities:
Short term debt	$ --	$ 20,000	$ --	$ --	$ 20,000
Long term debt, current portion	--	26,880	1,712	--	28,592
Accounts payable and accrued expenses	74,014	118,163	104,151	--	296,328
Accrued and deferred income taxes	20,046	(90)	10,340	--	30,296
Intercompany payables	1,285,872	1,797,857	1,007,856	(4,091,585)	--
Total current liabilities	1,379,932	1,962,810	1,124,059	(4,091,585)	375,216

Long term debt:
Senior	--	439,389	32,172	--	471,561
Convertible subordinated notes	175,412	200,293	--	--	375,705
Deferred income taxes	(18,922)	39,671	19,532	--	40,281
Other non-current liabilities	5,483	1,133	22,317	--	28,933

Stockholders' equity:
Preferred stock	--	--	--	--	--
Class A Common Stock	7,978	--	--	--	7,978
Class B Common Stock	2,375	--	--	--	2,375
Additional paid-in-capital	1,046,802	695,449	486,883	(1,182,332)	1,046,802
Retained earnings	(24,342)	15,652	151,999	(167,651)	(24,342)
Accumulated other comprehensive loss	(20,170)	(49)	(33,970)	34,019	(20,170)
Treasury stock, at cost	(7,415)	--	--	--	(7,415)

Total stockholders' equity	1,005,228	711,052	604,912	(1,315,964)	1,005,228
Total liabilities & stockholders' equity	$2,547,133	$3,354,348	$1,802,992	$(5,407,549)	$2,296,924

ALPHARMA INC.
Consolidating Balance Sheet
As of December 31, 2001
(in thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$ 936	$ 2,018	$ 11,940	$ --	$ 14,894
Accounts receivable, net	44,998	124,004	90,244	--	259,246
Inventories	106,423	119,144	109,882	(3,676)	331,773
Prepaid expenses and other	11,484	30,600	10,856	3,668	56,608
Intercompany receivables	1,273,212	369,429	63,080	(1,705,721)	--
Total current assets	1,437,053	645,195	286,002	(1,705,729)	662,521

Property, plant & equipment, net	140,165	177,716	164,317	8	482,206
Goodwill	54,986	453,605	237,714	--	746,305
Intangible assets, net	77,460	188,915	128,030	--	394,405
Investment in subsidiaries	763,416	519,801	--	(1,283,217)	--
Other assets and deferred charges	61,839	19,062	23,670	--	104,571
Intercompany receivables	15,934	--	674,516	(690,450)	--
Total assets	$2,550,853	$2,004,294	$1,514,249	$(3,679,388)	$2,390,008

Current liabilities:
Short term debt	$--	$ 500	$ 4,147	$ --	$ 4,647
Long term debt, current portion	21,623	1,280	2,788	--	25,691
Accounts payable and accrued expenses	74,947	141,172	81,269	--	297,388
Accrued and deferred income taxes	(17,934)	25,422	7,941	--	15,429
Intercompany payables	570,299	981,267	154,155	(1,705,721)	--
Total current liabilities	648,935	1,149,641	250,300	(1,705,721)	343,155

Long term debt:
Senior	513,377	5,440	32,356	--	551,173
Convertible subordinated notes	479,081	--	--	--	479,081
Deferred income taxes	12,388	71,937	15,829	--	100,154
Other non-current liabilities	5,456	1,768	17,605	--	24,829
Intercompany payables	--	--	690,450	(690,450)	--
Stockholders' equity:
Preferred stock	--	--	--	--	--
Class A Common Stock	6,548	--	--	--	6,548
Class B Common Stock	2,375	--	--	--	2,375
Additional paid-in-capital	905,099	707,801	481,942	(1,189,743)	905,099
Retained earnings	83,677	67,707	124,918	(192,625)	83,677
Accumulated other comprehensive loss	(99,140)	--	(99,151)	99,151	(99,140)
Treasury stock, at cost	(6,943)	--	--	--	(6,943)

Total stockholders' equity	891,616	775,508	507,709	(1,283,217)	891,616
Total liabilities & stockholders' equity	$2,550,853	$2,004,294	$1,514,249	$(3,679,388)	$2,390,008

ALPHARMA INC.
Consolidating Statement of Operations
For the Year Ended December 31, 2002
(in thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total

Total revenue	$309,170	$507,919	$514,077	$(93,186)	$1,237,980
Cost of sales	203,473	307,830	289,571	(93,186)	707,688
Gross profit	105,697	200,089	224,506	--	530,292
Selling, general and administrative expenses	234,189	144,222	182,861	--	561,272
Operating income (loss)	(128,492)	55,867	41,645	--	(30,980)
Interest expense	(11,411)	(56,360)	(3,725)	--	(71,496)
Other income (expense), net	(57,268)	3,736	(7,052)	--	(60,584)
Equity in earnings of subsidiaries	31,313	24,576	--	(55,889)	--
Income (loss) before taxes	(165,858)	27,819	30,868	(55,889)	(163,060)
Provision (benefit) for income taxes	(67,074)	(3,494)	6,292	--	(64,276)
Net income (loss)	$ (98,784)	$ 31,313	$ 24,576	$(55,889)	$ (98,784)

ALPHARMA INC.
Consolidating Statement of Operations
For the Year Ended December 31, 2001
(in thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total

Total revenue	$330,694	$303,190	$439,179	$(98,073)	$974,990
Cost of sales	217,317	215,063	259,302	(98,073)	593,609
Gross profit	113,377	88,127	179,877	--	381,381
Selling, general and administrative expenses	91,256	108,883	156,852	--	356,991
Operating income (loss)	22,121	(20,756)	23,025	--	24,390
Interest expense	(32,765)	(9,343)	(3,359)	--	(45,467)
Other income (expense), net	(27,027)	17,069	(7,698)	--	(17,656)
Equity in earnings (losses) of subsidiaries	(16,593)	7,606	--	8,987	--
Income (loss) before taxes	(54,264)	(5,424)	11,968	8,987	(38,733)
Provision (benefit) for income taxes	(16,350)	11,169	4,362	--	819
Net income (loss)	$(37,914)	$(16,593)	$ 7,606	$ 8,987	$(37,914)

ALPHARMA INC.
Consolidating Statement of Operations
For the Year Ended December 31, 2000
(in thousands)

	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total

Total revenue	$275,273	$230,902	$480,170	$(85,551)	$900,794
Cost of sales	166,540	153,763	265,281	(85,551)	500,033
Gross profit	108,733	77,139	214,889	--	400,761
Selling, general and administrative expenses	71,366	50,549	154,549	--	276,464
Operating income (loss)	37,367	26,590	60,340	--	124,297
Interest expense	(22,402)	(18,703)	(4,078)	--	(45,183)
Other income (expense), net	(26,900)	28,347	(4,877)	--	(3,430)
Equity in earnings of subsidiaries	67,524	42,627	--	(110,151)	--
Income before taxes	55,589	78,861	51,385	(110,151)	75,684
Provision (benefit) for income taxes	81	11,337	8,758	--	20,176
Net income	$55,508	$67,524	$42,627	$(110,151)	$55,508

Alpharma Inc.
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2002
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated
	(In thousands of dollars)
Net cash provided by (used in) operating activities	$ (7,657)	104,927	64,930	0	$ 162,200
Investing Activities
Capital expenditures	(22,859)	(21,566)	(29,965)	0	(74,390)
Purchase of businesses & intangibles, net of cash required	(8,843)	6,619	(5,089)	0	(7,313)
Net cash used in investing activities	(31,702)	(14,947)	(35,054)	0	(81,703)
Financing Activities:
Increase (Decrease) in short-term debt	0	19,500	(4,175)	0	15,325
Reduction of senior long-term debt	0	(106,451)	(10,916)	0	(117,367)
Proceeds from senior long-term debt	0	31,000	0	0	31,000
Proceeds from employee stock option and stock purchase plan and other	6,493	0	227	0	6,720
Change in long-term intercompany rec/pay	15,934	0	(15,934)	0	0
Change in intercompany dividends & investment in subsidiaries	26,211	(33,426)	7,215	0	0
Payment of debt issuance costs	580	0	0	0	580
Dividends paid	(9,235)	0	0	0	(9,235)
Net cash provided by (used in) financing activities	39,983	(89,377)	(23,583)	0	(72,977)
Net cash flows from exchange rate changes	0	0	1,549	0	1,549
Increase (decrease) in cash	624	603	7,842	0	9,069
Cash and cash equivalents at beginning of year	936	2,018	11,940	0	14,894
Cash and cash equivalents at end of period	1,560	2,621	19,782	0	23,963

Alpharma Inc.
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2001
	Parent	Guarantor	Non Guarantor	Eliminations	Consolidated
	(In thousands of dollars)
Net cash provided by (used in) operating activities	(52,541)	139,569	32,356	0	119,384
Investing Activities
Capital expenditures	(39,420)	(25,411)	(20,416)	0	(85,247)
Purchase of businesses & intangibles, net of cash required	0	(645,992)	(18,052)	0	(664,044)
Other intangibles	(7,928)	(12,827)	(3,090)	0	(23,845)
Net cash used in investing activities	(47,348)	(684,230)	(41,558)	0	(773,136)
Financing Activities:
Increase (decrease) in short-term debt	0	500	4,190	0	4,690
Reduction of senior long-term debt	(87,000)	(268,282)	(2,792)	0	(358,074)
Proceeds from long-term debt	822,000	162,000	117	0	984,117
Proceeds from issuance of stock	5,545	0	0	0	5,545
Change in long-term intercompany rec/pay	(673,137)	669,851	3,286	0	0
Change in investment in subsidiaries	15,013	0	(15,013)	0	0
Change in intercompany dividends	17,855	(17,855)	0	0	0
Payment of debt issuance costs	(31,610)	0	0	0	(31,610)
Dividends paid	(7,541)	0	0	0	(7,541)
Net cash provided by (used in) financing activities	61,125	546,214	(10,212)	0	597,127
Net cash flows from exchange rate changes	0	0	(1,412)	0	(1,412)
Increase (decrease) in cash	(38,764)	1,553	(20,826)	0	(58,037)
Cash and cash equivalents at beginning of year	39,700	465	32,766	0	72,931
Cash and cash equivalents at end of period	936	2,018	11,940	0	14,894

Alpharma Inc.
Consolidating Statement of Cash Flows
For the Year Ended December 31, 2000
	Parent	Guarantor	Non Guarantor	Eliminations	Consolidated
	(In thousands of dollars)
Net cash provided by (used in) operating activities	(101,018)	12,981	121,161	0	33,124
Investing Activities
Capital expenditures	(22,186)	(18,034)	(31,868)	0	(72,088)
Purchase of businesses & intangibles, net of cash required	(181,367)	0	(92,768)	0	(274,135)
Other loans, net	(1,500)	0	0	0	(1,500)
Net cash used in investing activities	(205,053)	(18,034)	(124,636)	0	(347,723)
Financing Activities:
Increase (decrease) in short-term debt	0	(1,000)	(2,883)	0	(3,883)
Reduction of senior long-term debt	0	(234,300)	(2,329)	0	(236,629)
Proceeds from senior long-term debt	0	128,000	0	0	128,000
Proceeds from issuance of stock	490,388	0	0	0	490,388
Change in long-term intercompany rec/pay	(37,467)	146,431	(108,964)	0	0
Change in investment in subsidiaries	(102,268)	(30,707)	132,975	0	0
Change in intercompany dividends	2,906	(2,906)	0	0	0
Change in treasury stock	(759)	0	0	0	(759)
Payment of debt issuance costs	(747)	0	0	0	(747)
Dividends paid	(6,526)	0	0	0	(6,526)
Net cash provided by (used in) financing activities	345,527	5,518	18,799	0	369,844
Net cash flows from exchange rate changes	0	0	31	0	31
Increase (decrease) in cash	39,456	465	15,355	0	55,276
Cash and cash equivalents at beginning of year	244	0	17,411	0	17,655
Cash and cash equivalents at end of period	39,700	465	32,766	0	72,931